PURCHASE AND SALE AGREEMENT

by and between

CALLON PETROLEUM OPERATING COMPANY
as Seller

and

SEQUITUR PERMIAN, LLC
as Purchaser

Dated April 8, 2019

Page

ARTICLE 1 PURCHASE AND SALE		1
1.1	Purchase and Sale	1
1.2	Certain Definitions	1
1.3	Excluded Assets	13
ARTICLE 2 PURCHASE PRICE; ADDITIONAL CONSIDERATION		15
2.1	Purchase Price; Deposit	15
2.2	Allocated Values	15
2.3	Adjustments to Purchase Price	15
2.4	Certain Ordinary-Course Costs and Revenues	17
2.5	Procedures	18
2.6	Additional Consideration	18
2.7	Withholding	21
ARTICLE 3 TITLE AND ENVIRONMENTAL MATTERS		22
3.1	Purchaser’s Title Review	22
3.2	Definition of Defensible Title	22
3.3	Definition of Permitted Encumbrances	24
3.4	Environmental Assessment; Environment Defects	27
3.5	Environmental Defects	28
3.6	Notice of Title and Environmental Defects and Benefits; Adjustment	28
3.7	Cure; Removal	31
3.8	Adjustment for Title Defects and Benefits and Environmental Defects	32
3.9	Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts	34
3.10	Dispute Resolution	37
3.11	Notice to Holders of Consent and Preferential Purchase Rights	38
3.12	Consent Requirements	38
3.13	Preferential Purchase Rights	40
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		41
4.1	Seller	41
4.2	Litigation	41
4.3	Taxes and Assessments	41
4.4	Compliance with Laws	42
4.5	Material Contracts	42

-i-

(continued)

4.6	Permits	42
4.7	Payments for Production	42
4.8	Imbalances	43
4.9	Consents and Preferential Purchase Rights	43
4.10	Liability for Brokers’ Fees	43
4.11	Bankruptcy	43
4.12	Wells and Equipment; Purchaser Responsibility Suspense Amounts; Personal Property	43
4.13	Non-Consent Operations	44
4.14	Outstanding Capital Commitments; Payout Balances	44
4.15	Hedges	44
4.16	Environmental	44
4.17	Credit Support Obligations	45
4.18	Leases	45
4.19	Royalties	45
4.20	Lease Extensions	45
4.21	Limitations	45
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER		47
5.1	Existence and Qualification	47
5.2	Power	47
5.3	Authorization and Enforceability	47
5.4	No Conflicts	47
5.5	Consents, Approvals or Waivers	47
5.6	Litigation	47
5.7	Financing	47
5.8	Investment Intent	48
5.9	Independent Investigation	48
5.10	Liability for Brokers’ Fees	48
5.11	Qualification; Bonding	48
5.12	Bankruptcy	48
ARTICLE 6 COVENANTS OF THE PARTIES		48
6.1	Access	48
6.2	Notification of Breaches	49
6.3	Press Releases	49

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(continued)

6.4	Operation of Business	50
6.5	Indemnity Regarding Access	52
6.6	Governmental Reviews	52
6.7	Further Assurances	53
6.8	Operatorship	53
6.9	Satisfaction of Closing Conditions	53
6.10	Confidentiality	53
6.11	Tag Rights	53
6.12	Amendment to Schedules	54
6.13	Seller Indebtedness	54
6.14	Audits and Filings	54
6.15	Non-Negotiation	55
6.16	Personnel	55
6.17	Resolution of Seller Responsibility Suspense Amounts and Purchaser Responsibility Suspense Accounts	56
ARTICLE 7 CONDITIONS TO CLOSING		57
7.1	Conditions of Seller to Closing	57
7.2	Conditions of Purchaser to Closing	57
ARTICLE 8 CLOSING		58
8.1	Time and Place of Closing	58
8.2	Obligations of Seller at Closing	58
8.3	Obligations of Purchaser at Closing	59
8.4	Closing Payment and Post-Closing Purchase Price Adjustments	60
ARTICLE 9 TAX MATTERS		62
9.1	Allocation of Asset Taxes	62
9.2	Transfer Taxes	63
9.3	Cooperation on Tax Matters	63
9.4	1031 Like-Kind Exchange Cooperation	63
9.5	Allocation of Purchase Price	64
9.6	Tax Proceedings	64
ARTICLE 10 TERMINATION		64
10.1	Termination	64
10.2	Effect of Termination	65

-iii-

(continued)

10.3	Distribution of Deposit Upon Termination	66
ARTICLE 11 INDEMNIFICATION; LIMITATIONS		66
11.1	Assumed Obligations	66
11.2	Indemnification	67
11.3	Indemnification Actions	68
11.4	Casualty and Condemnation	70
11.5	Limitation on Actions	71
ARTICLE 12 MISCELLANEOUS		72
12.1	Counterparts	72
12.2	Notices	72
12.3	Expenses	74
12.4	Records	74
12.5	Governing Law	75
12.6	Venue; Waiver of Jury Trial	75
12.7	Captions	75
12.8	Waivers	75
12.9	Assignment	75
12.10	Entire Agreement	76
12.11	Amendment	76
12.12	No Third-Person Beneficiaries	76
12.13	Severability	76
12.14	Time of the Essence	76
12.15	References	76
12.16	Construction	76
12.17	Limitation on Damages	77
12.18	Other Sales	77
12.19	No Recourse	77

EXHIBITS:

Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Rights of Way
Exhibit A-4	Equipment
Exhibit B	Form of Assignment and Bill of Sale

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(continued)

Exhibit C	Seller’s Affidavit of Non-Foreign Status
Exhibit D	Seller’s Closing Certificate
Exhibit E	Purchaser’s Closing Certificate
Exhibit F	Form of Offer
Exhibit G	Target Formations
Exhibit H	Development Area

SCHEDULES:

Schedule 1.3	Certain Excluded Assets
Schedule 2.2	Allocated Values
Schedule 3.3	Permitted Encumbrances
Schedule 3.5	Certain Environmental Matters
Schedule 4.2	Litigation
Schedule 4.3	Taxes and Assessments
Schedule 4.4	Compliance with Law
Schedule 4.5	Material Contracts
Schedule 4.8	Imbalances
Schedule 4.9(a)	Preferential Rights to Purchase
Schedule 4.9(b)	Consents
Schedule 4.12(a	Certain Well Penalties
Schedule 4.12(b)(i)	Certain Lease Demands
Schedule 4.12 (d)	P&A Obligations
Schedule 4.13	Non-Consent Operations
Schedule 4.14	Outstanding Capital Commitments; Payout Balances
Schedule 4.16	Environmental
Schedule 4.17	Credit Support Obligations
Schedule 4.18(a)	Certain Lease Matters
Schedule 4.18(b)	Outstanding Drilling Commitments
Schedule 4.18(c)	Shut-in Payments
Schedule 4.19	Royalties
Schedule 4.20	Lease Extensions
Schedule 4.21	Seller’s Knowledge
Schedule 6.16	Available Employees
Schedule 6.17	Seller Responsibility Suspense Amounts

-v-

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”), is dated as of April 8, 2019 (the “Execution Date”), by and between Callon Petroleum Operating Company, a Delaware corporation (“Seller”), and Sequitur Permian, LLC, a Delaware limited liability company (“Purchaser”). Seller, on the one hand, and Purchaser, on the other hand, are referred to herein individually, as a “Party” and, collectively, as the “Parties”.
RECITALS:
Seller desires to sell, and Purchaser desires to purchase, those certain oil and gas properties, rights, and related assets that are defined and described as the “Assets” herein, all upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1
PURCHASE AND SALE
1.1    Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept, and pay for, the Assets.
1.2    Certain Definitions. As used herein:
“2019 WTI Price” has the meaning assigned to such term in Section 2.6(h).
“2020 WTI Price” has the meaning assigned to such term in Section 2.6(h).
“2021 WTI Price” has the meaning assigned to such term in Section 2.6(h).
“Accounting Arbitrator” has the meaning assigned to such term in Section 8.4(c).
“Accounting Principles” means United States generally accepted accounting principles, consistently applied.
“Acquisition Transaction” has the meaning assigned to such term in Section 6.15.
“Additional Consideration Cap” has the meaning assigned to such term in Section 2.6(a).
“Additional Consideration Dispute Notice” has the meaning assigned to such term in 2.6(f).
“Additional Consideration Payments” has the meaning assigned to such term in Section 2.6(d).
“Additional Consideration Statement” has the meaning assigned to such term in Section 2.6(f).
“Affiliate” means, with respect to any Person, a Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.
“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Allocated Value” has the meaning assigned to such term in Section 2.2.
“Allocation” has the meaning assigned to such term in Section 9.5.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Transfer Taxes.
“Assets” means all of Seller’s right, title, and interest in and to the following, less and except the Excluded Assets:
(a)the oil and gas leases, oil, gas, and mineral leases and subleases, fee mineral interests, non-participating royalty interests, reversionary interests, royalties, overriding royalties, executive rights, non-exclusive rights, nets profits interests, net profits royalty interests, net profits overriding royalty interests, carried interests, operating rights, record title interests, and other interests located within the Development Area, including those described on Exhibit A‑1 and, without limiting the foregoing, all other rights (of whatever character, whether legal or equitable, vested or contingent, and whether or not the same are expired or terminated) in and to the Hydrocarbons in, on, under, and that may be produced from within the Development Area, including the lands covered by the leases, subleases, interests, royalties and rights described on Exhibit A‑1 and any renewals, modifications, supplements, ratifications or amendments to such leases, subleases, interests, royalties and rights described on Exhibit A‑1 (collectively, the “Leases”);
(b)any and all Hydrocarbon, water, CO2, or injection or disposal wells located on the Leases or on lands pooled, communitized, or unitized therewith, including the wells shown on Exhibit A‑2, in each case whether producing, non-producing, permanently or temporarily plugged and abandoned, and whether or not fully described on any exhibit or schedule hereto (the “Wells”); provided, however, that, except as otherwise provided in subsection (h) of this definition, for the avoidance of doubt, the Wells shall not include any Hydrocarbons in, on, under or produced from or allocated to the Wells prior to the Effective Time;
(c)all pooled, communitized, consolidated or unitized acreage which includes all or part of any Leases, and all tenements, hereditaments, and appurtenances belonging thereto (the “Units,” and, together with the Rights of Way, the Wells and Leases, the “Properties”);
(d)to the extent assignable, all currently existing contracts, agreements, and instruments pertaining to the other Assets (to the extent applicable to the other Assets), including operating agreements; unitization, pooling, and communitization agreements; declarations and orders; area of mutual interest agreements; farmin and farmout agreements; exchange agreements; purchase and sale agreements and other contracts in which Seller acquired interests in any other Asset; compressor agreements; gathering agreements; agreements for the sale and purchase of Hydrocarbons; disposal agreements; transportation agreements; and processing agreements (the “Contracts”); provided, however, that the term “Contracts” shall not include the Rights of Way, Permits, Leases or other instruments constituting Seller’s chain of title to the applicable Rights of Way, Permits and Leases;
(e)to the extent the same are assignable or transferrable, and further to the extent the same can be assigned or transferred without payment of a fee or other additional consideration (or, to the extent that Purchaser agrees in writing to pay such fee or other additional consideration), all currently existing Permits, to the extent primarily related to the Assets;
(f)all easements, surface permits, surface licenses, servitudes, rights-of-way, surface leases, surface use agreements and other rights to use the surface (the “Rights of Way”) located within the Development Area, including those described on Exhibit A‑3;
(g)all tank batteries, pipelines, water lines and other water transportation and disposal infrastructure and equipment, frac tanks or ponds, metering facilities, interconnections and other equipment, machinery, facilities, fixtures and other tangible personal property and improvements, that are located within the Development Area or are used or held for use in connection with the ownership or operation of the Properties or any of the other Assets or the production, treatment, storage, disposal, or transportation of Hydrocarbons, water or other substances thereon or therefrom (including all Well and wellhead equipment, casing rods, tanks, boilers, tubing, pumps, pumping units, motors, fixtures, Hydrocarbon measurement facilities, flowlines, gathering lines, gathering systems, piping, pipelines, compressors, tanks, treatment facilities, injection facilities, disposal facilities, compression equipment and facilities, processing and separation facilities, platforms, materials, SCADA Equipment, and other materials, supplies, facilities, machinery, equipment and personal property (both surface and subsurface)), including that described on Exhibit A-4 (collectively, the “Equipment”);
(h)all Hydrocarbons produced from, or attributable to, the Properties from and after the Effective Time; all Hydrocarbon inventories from or attributable to the Properties that are in storage on the Effective Time; and, to the extent related or attributable to the Properties, all production, plant, and transportation imbalances (provided, however, that Purchaser’s rights to the inventories and imbalances described in this subsection (h) shall be satisfied solely pursuant to Sections 2.3(c) and 2.3(d));
(i)all books, records, data, files, information, drawings, maps, electronic copies of computer records where available, lease files, land files, division order files, well logs and other files, muniments of title, abstracts, title opinions and other title information (including evidence of rental payments, maps, surveys and data sheets), contract files, the G & G Data, well and production records, hazard data and surveys, engineering files and environmental records of Seller or its Affiliates, to the extent relating or relevant to the Properties, but excluding, in each case:
(i)all corporate, financial, Tax, and legal data and records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) or to Seller’s business, operations, assets, and properties to the extent not related to or part of the Assets;
(ii)any data, software, and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement, or by applicable Law, and for which no consent to transfer has been received and/or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;
(iii)all legal records and legal files of Seller, including all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, title opinions, and Contracts, which shall be included in the Assets);
(iv)data and records relating to the sale of the Assets, including communications with the advisors or representatives of Seller or its Affiliates;
(v)any data and records relating to the Excluded Assets or assets and properties to the extent they are not Assets under this Agreement; and
(vi)those original data and records retained by Seller pursuant to Section 12.4.
(Subclauses (i) through (vi) shall hereinafter be referred to as the “Excluded Records” and subject to such exclusions, the data, software and records described in this clause (i) are referred to herein as the “Records”); and
(j)all indemnity rights, rights under any Contracts and all other claims of Seller or any Affiliate of Seller against any third Person to the extent related, or attributable to, (i) periods from and after the Effective Time (including claims for adjustments or refunds) or (ii) an Assumed Obligation or for which Purchaser is liable for payment or required to indemnify Seller under Article 11 (regardless of the time period such claims are attributable to).
“Assignment and Bill of Sale” has the meaning assigned to such term in Section 3.1(c).
“Assumed Obligations” has the meaning assigned to such term in Section 11.1.
“Available Employees” has the meaning assigned to such term in Section 6.16(a).
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas, United States of America.
“Casualty Loss” has the meaning assigned to such term in Section 11.4(b).
“Claim” has the meaning assigned to such term in Section 11.3(b).
“Claim Notice” has the meaning assigned to such term in Section 11.3(b).
“Closing” has the meaning assigned to such term in Section 8.1.
“Closing Date” has the meaning assigned to such term in Section 8.1.
“Closing Payment” has the meaning assigned to such term in Section 8.4(a).
“CME” has the meaning assigned to such term in Section 2.6(h).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of October 30, 2018, by and between Callon Petroleum Company, a Delaware corporation (the parent of Seller), TRP Energy LLC, a Delaware limited liability company (the parent of TRP) and Purchaser, as amended from time to time.
“Contracts” has the meaning assigned to such term in clause (d) of the definition of “Assets”.
“Control” and derivatives of such term, as used in this definition, mean having the ability, whether or not exercised, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.
“Credit Support” has the meaning assigned to such term in Section 4.17.
“Cure Date” has the meaning assigned to such term in Section 3.7(a).
“Cure Notice” has the meaning assigned to such term in Section 3.7(a).
“Cut-Off Date” means 5:00 p.m. in Houston, Texas, on the first (1st) anniversary of the Closing Date.
“Damages” means the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to the matters in question, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity provided hereunder.
“Debt Instrument” means (a) any contract or agreement that is an indenture, mortgage, loan, credit agreement, sale-leaseback, bond, letter of credit or similar financial contract and (b) any contract or agreement that is a guaranty of any obligation with respect to the contracts or agreements described in the foregoing clause (a).
“Defect Claim Deadline” has the meaning assigned to such term in Section 3.6(a).
“Defect Escrow Account” has the meaning assigned to such term in Section 3.8(e).
“Defect Escrow Agent” has the meaning assigned to such term in Section 3.8(e).
“Defect Escrow Agreement” has the meaning assigned to such term in Section 3.8(e).
“Defect Escrow Amount” has the meaning assigned to such term in Section 3.8(e).
“Defensible Title” has the meaning assigned to such term in Section 3.2(a).
“Deposit” has the meaning assigned to such term in Section 2.1.
“Development Area” means the area described on Exhibit H.
“Disputed Environmental Matter” has the meaning assigned to such term in Section 3.10(b).
“Disputed Matter” has the meaning assigned to such term in Section 3.8(c).
“Disputed Title Matter” has the meaning assigned to such term in Section 3.10(a).
“Effective Time” means 12:01 a.m. in Houston, Texas on January 1, 2019.
“Environmental Arbitrator” has the meaning assigned to such term in Section 3.10(b).
“Environmental Consultant” has the meaning assigned to such term in Section 3.4(a).
“Environmental Defect” has the meaning assigned to such term in Section 3.5.
“Environmental Defect Amount” has the meaning assigned to such term in Section 3.8(a).
“Environmental Information” has the meaning assigned to such term in Section 3.4(b).
“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401
et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date hereof, and all Laws, including the common law, as of the date hereof addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing.
“Environmental Review” has the meaning assigned to such term in Section 3.4(a).
“Equipment” has the meaning assigned to such term in clause (g) of the definition of “Assets”.
“Escheat Funds” means any funds that are attributable to the Assets that Seller is obligated to escheat to any Governmental Authority prior to the Closing Date.
“Exchange” has the meaning assigned to such term in Section 9.4.
“Excluded Assets” has the meaning assigned to such term in Section 1.3.
“Excluded Records” has the meaning assigned to such term in clause (i) of the definition of “Assets”.
“Execution Date” has the meaning assigned to such term in the introductory paragraph.
“Final Adjustment Date” has the meaning assigned to such term in Section 3.12(b).
“Financial Assurance” has the meaning assigned to such term in Section 2.6(k)(ii).
“Financial Assurance Amount” has the meaning assigned to such term in Section 2.6(k)(ii).
“Fundamental Representations” has the meaning assigned to such term in Section 7.2(a).
“G & G Data” means all geological or geophysical information constituting proprietary data, studies, core samples, maps, related technical data and any other geological or geophysical information (in each case excluding any interpretations of Seller or its Affiliates made with respect to such information as well as any seismic information of Seller) covering the Properties which Seller is not prohibited by agreement from transferring to Purchaser (other than any such information licensed from non-Affiliate Persons that cannot be transferred without additional consideration to such non-Affiliate Persons and for which Purchaser has not agreed (in its sole discretion) to pay such additional consideration).
“Governmental Authority” means any national, state, county or municipal government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.
“Hazardous Substance” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and petroleum and any fraction thereof.
“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including hydrocarbons or securities, to which Seller or the Assets are bound.
“Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.
“Indemnified Person” has the meaning assigned to such term in Section 11.3(a).
“Indemnifying Person” has the meaning assigned to such term in Section 11.3(a).
“Individual Indemnity Threshold” has the meaning assigned to such term in Section 11.5(c).
“Interview” has the meaning assigned to such term in Section 6.16(a).
“Invasive Activity” has the meaning assigned to such term in Section 3.4(a).
“JDA” means that certain Joint Development Agreement, dated April 15, 2016, by and between TRP Midland and Seller, as amended, restated, supplemented or otherwise modified from time to time.
“Laws” means all laws, statutes, rules, regulations, ordinances, orders, legally binding guidance, decrees, writs, injunctions, requirements, judgments, and codes of Governmental Authorities.
“Leases” has the meaning assigned to such term in clause (a) of the definition of “Assets”.
“Lower Spraberry Formation” has the meaning assigned to it in Exhibit G.
“Lower Wolfcamp B Formation” has the meaning assigned to it in Exhibit G.
“Material Adverse Effect” means a defect, condition, event or change that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the ownership, operation, or financial condition of the Assets, taken as a whole or (ii) ability of Seller to consummate the transactions contemplated by this Agreement, including any post-Closing indemnity obligations of Seller pursuant to Article 11; provided, however, that Material Adverse Effect shall not include material adverse effects resulting from general changes in oil and gas prices; general changes in markets or in industry, economic, or political conditions; changes in condition or developments generally applicable to the oil and gas industry generally or in any area or areas where the Assets are located; acts of God (including any Casualty Loss), including hurricanes and storms; civil unrest or similar disorder; terrorist acts; changes in Laws or delays in issuing, the failure of any Governmental Authority to issue, or any change in requirements with respect to the issuance of, any licenses, permits, easements, or approvals, and increased costs relating to the foregoing; effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 10; changes resulting from any announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 6 hereof; reclassification or recalculation of reserves in the ordinary course of business; natural declines in Well performance; actions or inactions that are permitted by this Agreement; and the plugging and abandonment of any Well; but in each case of the foregoing, excluding any of the foregoing to the extent any such change disproportionately affects the Assets as compared to other assets in any area or area where the Assets are located.
“Material Consent” means a consent by a third party that if not obtained prior to the assignment of an Asset, (i) voids or nullifies (automatically or at the election of the holder thereof) the assignment, conveyance or transfer of such Asset, (ii) expressly provides for the termination of any material rights in the Asset subject to such consent, or (iii) expressly requires payment of liquidated damages; provided, however, that “Material Consent” does not include any consent or approval of Governmental Authorities customarily obtained after Closing or any consent which by its terms cannot be unreasonably withheld so long as such consent would not implicate (i) through (iii) above.
“Material Contract” means, to the extent binding on the Assets or Purchaser’s ownership thereof after Closing, any Contract which is one or more of the following types:
(a)Contracts between Seller and any Affiliate of Seller;
(b)Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Properties which are not cancelable without penalty to or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days or less prior written notice;
(c)To the extent currently pending, Contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets after Closing, but excluding conventional right of reassignment upon intent to abandon a Property;
(d)Contracts for the gathering, treatment, processing, storage or transportation of Hydrocarbons guaranteed with minimum throughput requirements or which are not cancelable without penalty to or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days or less prior written notice;
(e)Contracts that are joint operating agreements, unit operating agreements, exploration agreements, development agreements, area of mutual interest agreements (or that contain area of mutual interest agreements or similar provisions), exchange agreements, pooling agreements or other similar agreements;
(f)Contracts requiring Seller or its Affiliates to post guarantees, bonds, letters of credit or similar financial agreements;
(g)Contracts that are sale lease-back agreements, indentures, loan agreements, credit agreements, security agreements, mortgages, promissory notes or similar financial agreements that will be binding on, or result in a lien on, any of the Assets after the Closing;
(h)Contracts that contain a non-compete agreement or otherwise, for the purposes of non-competition, purport to limit or prohibit the manner in which, or the locations in which, Seller may conduct its business; and
(i)Contracts containing any tag-along or drag-along rights, back-in rights, reversionary interests or rights of reassignment (but excluding conventional right of reassignment upon intent to abandon a Property).
“Net Acre” means, as calculated separately with respect to each Lease as to the Target Formations (as such Target Formations are further limited with respect to such Lease in the columns “FROM DEPTH” through “TO FORMATION” on Exhibit A-1), (i) the number of gross acres of land covered by such Lease, multiplied by (ii) the lessor’s undivided interest in the Hydrocarbons in the lands covered by such Lease, multiplied by (iii) Seller’s undivided interest in such Lease; provided, however, if items (ii) and (iii) vary as to different areas of, or depths under the lands covered by such Lease, a separate calculation shall be performed with respect to each such area or depth.
“Net Revenue Interest” means, (i) with respect to any Well, Seller’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well from those formations in which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced, or (ii) with respect to any Lease, Seller’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Lease as to the Target Formations (as such Target Formations are further limited with respect to such Lease in the columns “FROM DEPTH” through “TO FORMATION” on Exhibit A-1), in each case of items (i) and (ii), after giving effect to all Royalties.
“NORM” has the meaning assigned to such term in Section 3.4(c).
“Parties” has the meaning assigned to such term in the introductory paragraph.
“Party” has the meaning assigned to such term in the introductory paragraph.
“Permits” has the meaning assigned to such term in Section 4.6.
“Permitted Encumbrances” has the meaning assigned to such term in Section 3.3.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, estate, Governmental Authority, or any other entity.
“Phase I” has the meaning assigned to such term in Section 3.4(a).
“Properties” has the meaning assigned to such term in clause (c) of the definition of “Assets”.
“Property Costs” means all operating expenses (including costs of rentals, shut-in payments, other payments called for by the Leases, title examination (other than title examination with respect to Title Defects asserted pursuant to this Agreement), Lease extension costs and capital expenditures (including costs of drilling and completing wells, and costs of acquiring equipment), in each case of the foregoing, paid or payable to third Persons and incurred in the ownership and operation of the Assets in the ordinary course of business, but excluding (without limitation) liabilities, losses, costs, expenses, and Damages arising out of, attributable to or constituting:
(a)claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; breach of contract; private rights of action given under any Law; or non-compliance or violation of any Law;
(b)obligations to plug and/or abandon wells, dismantle, decommission or remove facilities or the Assets;
(c)obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment;
(d)environmental response costs, costs to cure, costs to investigate or monitor, restoration costs, costs of removal and attorneys’ and consultants fees and expenses, in each case, arising out of or relation to any violations or noncompliance with Environmental Laws, attributable to any
Environmental Defects, release of Hazardous Substances or any other environmental violation or condition with respect to the ownership or operation of the Assets;
(e)title and environmental claims (including claims that Leases have terminated) and cures (or attempted cures);
(f)obligations to pay working interests and Royalties, including those held in suspense (including Seller Responsibility Suspense Amounts (in the case of Seller) and Purchaser Responsibility Suspense Amounts (in the case of Purchaser)) and Escheat Funds and claims of improper calculation or payment thereof;
(g)gas balancing and other production balancing obligations;
(h)Casualty Loss and costs and expenses incurred in connection with any Casualty Loss (including any repair or restoration costs related thereto);
(i)Taxes (including Asset Taxes or Transfer Taxes);
(j)any overhead costs, fees or expenses that are paid or payable to Seller or any Affiliate of Seller or charged or chargeable by Seller or any Affiliate of Seller (it being acknowledged that such overhead shall be addressed in Section 2.3(h));
(k)any Damages or liabilities that constitute Retained Obligations or for which Seller has agreed hereunder or under any other transaction document relating to this Agreement to indemnify, defend or hold harmless any member of the Purchaser Group;
(l)bonuses, brokers fees, and other Lease acquisition costs (other than Lease extension costs); and
(m)any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (a) through (j), whether such claims are made pursuant to contract or otherwise.
“Purchase Price” has the meaning assigned to such term in Section 2.1.
“Purchaser” has the meaning assigned to such term in the introductory paragraph.
“Purchaser Group” has the meaning assigned to such term in Section 11.2(b).
“Purchaser Party Affiliate” has the meaning assigned to it in Section 12.19(a).
“Purchaser Recourse Parties” has the meaning assigned to it in Section 12.19(a).
“Purchaser Responsibility Suspense Amounts” means all positive and negative funds held in suspense (including positive and negative funds held in suspense for unleased interests) by Seller or its Affiliates that are attributable to the Assets with respect to periods after the May, 2019 production month.
“Purchaser’s Auditor” has the meaning assigned to such term in Section 6.14(b).
“Receiving Party” has the meaning assigned to such term in Section 6.10.
“Records” has the meaning assigned to such term in clause (i) of the definition of “Assets”.
“Remediation” means, with respect to an Environmental Defect, the implementation and completion of any investigation, reporting, permitting, monitoring, remedial, removal, response, construction, closure, disposal or other corrective actions to the extent required under Environmental Laws to correct or remove such Environmental Defect.
“Retained Obligations” means any liabilities, Damages, duties, or obligations to the extent they are attributable to, arise out of or in connection with, or based upon:
(a)ownership, use or operation of the Excluded Assets;
(b)matters required to be borne by Seller under Sections 2.3 and 2.4;
(c)Seller Taxes;
(d)liabilities of Seller for personal injury or death to the extent occurring prior to the Closing Date;
(e)obligations and liabilities of Seller for offsite disposal (i.e., the sending of such materials to a site that is not a part of the Assets for disposal) prior to the Closing Date of NORM, asbestos, mercury, drilling fluids, chemicals, produced waters, Hydrocarbons or any other materials of any nature produced from the Assets;
(f)obligations and liabilities for any employees of Seller or its Affiliates, the employment or termination thereof, and the compensation and benefits inuring thereto;
(g)any property damage of any third Person related to or arising out of Seller’s ownership or operation of the Assets prior to the Closing Date;
(h)any Escheat Funds and any payment, nonpayment or mispayment of Royalties attributable to periods prior to the Closing Date;
(i)any acts or omissions of gross negligence or willful misconduct of any member of the Seller Group related to or arising out of the ownership or operation of the Assets;
(j)any fines or penalties imposed or assessed related to or arising out of the ownership or operation of the Assets prior to the Closing Date (including fines or penalties assessed by or on behalf of The University of Texas System/University Lands);
(k)any actions, suits or proceedings set forth on Schedule 4.2, together with any other actions, suits or proceedings that are pending prior to the Closing Date related to or arising out of Seller’s ownership or operation of the Assets; and
(l)the Seller Responsibility Suspense Amounts.
“Rights of Way” has the meaning assigned to such term in clause (f) of the definition of “Assets”.
“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other similar interests payable out of production of Hydrocarbons from or allocated to the Properties or the proceeds thereof to third Persons
“SCADA Equipment” mean all SCADA system, equipment, fixtures and personal property to the extent located on the Leases or Wells.
“Seller” has the meaning assigned to such term in the introductory paragraph.
“Seller Disclosure Schedules” has the meaning assigned to such term in Section 4.21(d).
“Seller Group” has the meaning assigned to such term in Section 11.2(a).
“Seller Party Affiliate” has the meaning assigned to it in Section 12.19(b).
“Seller Recourse Parties” has the meaning assigned to it in Section 12.19(b).
“Seller Responsibility Suspense Amounts” means all positive and negative funds held in suspense (including positive and negative funds held in suspense for unleased interests) by Seller or its Affiliates that are attributable to the Assets with respect to periods prior to and including the May, 2019 production month.
“Seller Taxes” means (i) income, franchise and similar Taxes imposed by any applicable Laws on Seller, any of its direct or indirect owners, or any of its Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Seller pursuant to Section 9.1 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (a) the adjustments to the Purchase Price made pursuant to Section 2.3 or Section 8.4, as applicable, and (b) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 9.1(c)), (iii) any Taxes imposed on or with respect to the acquisition, ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets and (iv) any other Taxes imposed on or with respect to the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for a Tax period (or portion thereof) ending before the Effective Time.
“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Subject Transaction” has the meaning assigned to such term in Section 2.6(k).
“Tag Rights Agreement” has the meaning assigned to such term in Section 6.11(a).
“Tag Rights Notice” has the meaning assigned to such term in Section 6.11(b).
“Tag Rights Seller” has the meaning assigned to such term in Section 6.11(a).
“Target Closing Date” has the meaning assigned to such term in Section 8.1.
“Target Formation(s)” means, each of the Wolfcamp A Formation, the Wolfcamp B Formation, the Lower Wolfcamp B Formation, the Wolfcamp C Formation, the Wolfcamp D Formation and the Lower Spraberry Formation, and a “Target Formation” means any of the foregoing.
“Tax” means, to the extent applicable, (i) federal, state, local or foreign taxes, charges, fees, imposts, levies, or other assessments, including all net income, gross receipts, franchise, capital, sales, use, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding (including backup withholding), payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, excise, production, severance, stamp, occupation, property, windfall profit, and estimated taxes, fees, assessments, and charges of any kind whatsoever; (ii) all interest, penalties, fines and additions to tax imposed by any Governmental Authority in connection with any item described in subsection (i); and (iii) any liability in respect of any item described in clauses (i) and (ii), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.
“Tax Proceeding” has the meaning assigned to such term in Section 9.6.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Title Arbitrator” has the meaning assigned to such term in Section 3.10(a).
“Title Benefit” has the meaning assigned to such term in Section 3.2(b).
“Title Benefit Amount” has the meaning assigned to such term in Section 3.8(b).
“Title Defect” has the meaning assigned to such term in Section 3.2(b).
“Title Defect Amount” has the meaning assigned to such term in Section 3.8(a).
“Transfer Taxes” has the meaning assigned to such term in Section 9.2.
“TRP Midland” means TRP Midland LLC, a Delaware limited liability company.
“Unadjusted Purchase Price” has the meaning assigned to such term in Section 2.1.
“Units” has the meaning assigned to such term in clause (c) of the definition of “Assets”.
“Wells” has the meaning assigned to such term in clause (b) of the definition of “Assets”.
“Wolfcamp A Formation” has the meaning assigned to it in Exhibit G.
“Wolfcamp B Formation” has the meaning assigned to it in Exhibit G.
“Wolfcamp C Formation” has the meaning assigned to it in Exhibit G.
“Wolfcamp D Formation” has the meaning assigned to it in Exhibit G.
“Working Interest” means, with respect to any Well, Seller’s interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for that Well from those formations in which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced, in each case, without regard to the effect of any Royalties.
1.3    Excluded Assets. Notwithstanding anything to the contrary in Section 1.2 or elsewhere in this Agreement, the “Assets” shall not include any rights with respect to the Excluded Assets. “Excluded Assets” means the following:
(a)the Excluded Records;
(b)all seismic information of Seller, any interpretations of Seller made with respect to any G & G Data, as well as originals and copies of the Records retained by Seller pursuant to Section 12.4, including, for the avoidance of doubt, copies of geological, geophysical and similar data and studies;
(c)Assets excluded from this Agreement pursuant to Sections 3.4(a), 3.7(d), 3.12 or 3.13;
(d)subject to Section 11.4, all contracts of insurance and all claims, rights and interests of Seller or any Affiliate of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of an Asset prior to the Effective Time;
(e)all of Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;
(f)Seller’s interests in offices, office leases and buildings, including those described on Schedule 1.3;
(g)any leased equipment and other leased personal property if such property, or the Contract pursuant to which it was leased, is not freely transferrable without payment of a fee or other consideration, unless Purchaser has agreed in writing to pay such fee or consideration;
(h)except to the extent described in clause (j) of the definition of “Assets”, all indemnity rights, rights under any Contracts and all other claims of Seller or any Affiliate of Seller against any third Person (including claims for adjustments or refunds);
(i)all audit rights and rights to reimbursement, with respect to all costs and revenues associated with joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible for the Assets, which adjustments arising from such audits are paid or received prior to the Cut-Off Date;
(j)any refunds, claims for refunds or rights to receive refunds from any Governmental Authority with respect to Taxes that are Seller Taxes;
(k)refunds relating to the overpayment of royalties by or on behalf of Seller to any Governmental Authority, to the extent relating to royalties paid with respect to Hydrocarbon production prior to the Effective Time, whether received before, on, or after the Effective Time;
(l)all office equipment, computers, cell phones, pagers and other office hardware, personal property, and equipment that relate primarily to Seller’s business generally, even if otherwise relating to the business conducted by Seller with respect to the Assets;
(m)trade credits, accounts, accounts receivable, and other proceeds, income or revenue accruing before the Effective Time and attributable to the Assets prior to the Effective Time;
(n)whether or not relating to the Assets, any master service agreements, drilling contracts, or similar service contracts;
(o)Seller’s vehicles;
(p)any other assets, contracts or rights which are described on Schedule 1.3;
(q)all Hydrocarbons produced from, or attributable to, the Properties with respect to periods prior to the Effective Time (except proceeds from such Hydrocarbons for which the Purchase Price is adjusted under Section 2.3(d) and the Hydrocarbons expressly identified in subpart (h) of the definition of “Assets”);
(r)all Hedges and Debt Instruments of Seller; and
(s)any assets that are not specifically included in the definition of “Assets”.
ARTICLE 2
PURCHASE PRICE; ADDITIONAL CONSIDERATION
2.1    Purchase Price; Deposit. The purchase price for the Assets (the “Purchase Price”) shall be Two Hundred Sixty Million Dollars ($260,000,000) (the “Unadjusted Purchase Price”) adjusted as provided in Section 2.3. On the same day as the execution and delivery of this Agreement, Purchaser has delivered or caused to be delivered to Seller, a wire transfer in the amount equal to Twelve Million Dollars ($12,000,000) in same-day funds (the “Deposit”). In the event the Closing occurs, the Deposit shall be credited against the Purchase Price to be paid by Purchaser at Closing. If for any reason this Agreement is terminated in accordance with Section 10.1, then the Deposit shall be disbursed as provided in Section 10.2.
2.2    Allocated Values. Schedule 2.2 sets forth the agreed allocation of the Unadjusted Purchase Price among the Leases set forth on Exhibit A-1 (as between the Target Formations for each Lease, the term “Property” as used in this Section 2.2 will refer separately to each such Target Formation of each such Lease, as each such Target Formation is further limited with respect to such Lease in the columns “FROM DEPTH” through “TO FORMATION” on Exhibit A-1) and the Wells set forth in Exhibit A-2. The “Allocated Value” for any such Property equals the portion of the Unadjusted Purchase Price that is allocated to such Property on Schedule 2.2, increased or decreased by a share of each adjustment to the Unadjusted Purchase Price under Sections 2.3(c), 2.3(d), 2.3(e), and 2.3(f). The share of each adjustment allocated to a particular Property shall be obtained by allocating that adjustment among the various Properties on a pro-rata basis in proportion to the Unadjusted Purchase Price allocated to each such Property on Schedule 2.2. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.
2.3    Adjustments to Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows, but (i) in the case of Sections 2.3(c), 2.3(d) and 2.3(e), only to the extent identified on or before the Cut-Off Date; and (ii) in the case of Section 2.3(f)(ii), only to the extent paid or received on or before the Cut-Off Date:
(a)decreased or increased, as appropriate, in accordance with Section 3.8(d);
(b)decreased as a consequence of Assets excluded from the transactions contemplated by this Agreement as set forth in Sections 3.4(a), 3.7(d), 3.12 or 3.13;
(c)with respect to production, pipeline, storage, processing, or other imbalances or overlifts, decreased (for the aggregate amounts owed by Seller to any third Person as of the Effective Time) or increased (for the aggregate amounts owed by any third Person to Seller as of the Effective Time), as applicable, (A) in the case of gaseous Hydrocarbons, on the basis of $1.74, multiplied by the amount of imbalance in MMBtu (as adjusted for MMBtu content in the case of natural gas liquids), (B) in the case of oil Hydrocarbons, on the basis of $42.20, multiplied by the amount of the imbalance in barrels; or (C) by an amount agreed to in writing by the Parties;
(d)increased by the aggregate amount of Seller’s share of any merchantable Hydrocarbon inventories produced from or credited to the Properties in storage tanks included in the Assets upstream of delivery points to the relevant purchasers on the Effective Time based on the quantities in such storage tanks as of the Effective Time as measured by and reflected in Seller’s records, multiplied by (A) in the case of gaseous Hydrocarbons, $1.74, (as adjusted for MMBtu content in the case of natural gas liquids), or (B) in the case of oil Hydrocarbons, multiplied by $42.20;
(e)increased by the net amount of all prepaid expenses other than Taxes with respect to the Assets attributable to periods from and after the Effective Time (including bonuses; rentals; and cash calls to third Person operators) which have been paid or economically borne by Seller or its Affiliates;
(f)without limiting either Party’s rights under Article 11, adjusted for proceeds and other income attributable to the Assets, Property Costs, and certain other costs attributable to the Assets as follows:
(i)decreased by an amount equal to the aggregate amount of the following proceeds received by Seller or its Affiliates:
(A)amounts earned from the sale, during the period from and including the Effective Time, of Hydrocarbons produced from, or attributable to, the Properties during any period from and after the Effective Time (net of any (x) Royalties; (y) gathering, processing, and transportation costs paid in connection with sales of oil, gas, or other Hydrocarbons that are not included as Property Costs under Section 2.3(f)(ii); and (z) Property Costs that are otherwise paid or economically borne by Seller in relation to any proceeds or in earning or receiving thereof, and excluding the effects of any Hedges, futures, options, swaps, or other derivatives); and
(B)other income earned with respect to the Assets attributable to the periods from and including the Effective Time and excluding the effects of any Hedges, futures, options, swaps, or other derivatives;
(ii)increased by an amount equal to the amount of all Property Costs which are incurred in the ownership and operation of the Assets from and after the Effective Time but paid or economically borne by or on behalf of Seller or any of its Affiliates on or prior to the Cut-Off Date, except in each case any costs already deducted in the determination of proceeds in Section 2.3(f)(i); and
(iii)decreased by the amount of all positive Purchaser Responsibility Suspense Amounts, to the extent such positive Purchaser Responsibility Suspense Amounts are not transferred to Purchaser’s control at the Closing;
(g)adjusted for Asset Taxes, determined by utilizing the most recent information available, as follows:
(i)increased by the amount of Asset Taxes allocated to Purchaser pursuant to Section 9.1 but paid or otherwise economically borne by Seller (or any of its Affiliates) (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from, or otherwise netted against, the gross amount paid or payable to Seller in connection with a transaction to which Section 2.3(f) applies, and therefore were taken into account in determining the proceeds “received” by Seller for purposes of applying Section 2.3(f) with respect to such transaction); and
(ii)decreased by the amount of all Asset Taxes allocated to Seller in accordance with Section 9.1 but paid or otherwise economically borne by Purchaser (or any of its Affiliates);
(h)with respect to overhead costs of Seller incurred from the Effective Time to the Closing Date, increased by an amount equal to:
(i)with respect to any Assets subject to a joint operating agreement, that which would be chargeable by Seller for its overhead costs pursuant to such existing joint operating agreements with respect to Seller’s interest in such Assets; and
(ii)with respect to any Assets not subject to a joint operating agreement, (A) for each horizontal Well, a drilling well rate of Eight Thousand Dollars ($8,000) per month (prorated for less than a full month) and a producing well rate of Eight Hundred Dollars ($800) per month and (B) for each vertical Well, a drilling well rate of Six Thousand Dollars ($6,000) per month (prorated for less than a full month) and a producing well rate of Six Hundred Fifty Dollars ($650) per month; and
(i)decreased or increased, as applicable, for any other amount provided for in this Agreement or agreed upon by Seller and Purchaser in writing.
The amount of each adjustment to the Unadjusted Purchase Price described in Section 2.3(f) shall be determined in accordance with Accounting Principles using the accrual method of accounting and COPAS, as consistently applied.
2.4    Certain Ordinary-Course Costs and Revenues.
(a)With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Time but received or paid after the Effective Time:
(i)Seller shall be entitled to all amounts earned from the sale, during the period up to but excluding the Effective Time, of Hydrocarbons produced from, or attributable to, the Properties, which amounts are received prior to the Cut-Off Date (net of any (A) Royalties; (B) gathering, processing, and transportation costs paid in connection with sales of Hydrocarbons that are not included as Property Costs under Section 2.4(a)(ii); and (C) Property Costs that are deducted by the purchaser of production), and to all other income earned with respect to the Assets up to but excluding the Effective Time and received on or before the Cut-Off Date.
(ii)Seller shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred prior to the Effective Time; provided, however, that Seller’s responsibility for the foregoing shall terminate on the Cut-Off Date.
(b)Purchaser shall be entitled to all amounts earned from the sale, during the period from and after the Effective Time, of Hydrocarbons produced from, or attributable to, the Properties, and to all other income earned with respect to the Assets from and after the Effective Time, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Time.
(c)Notwithstanding anything in this Agreement to the contrary, without duplication of any adjustments made pursuant to Section 2.3(f), should Purchaser or any Affiliate of Purchaser receive after Closing any proceeds or other income to which Seller is entitled under Section 2.4(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller.
(d)Notwithstanding anything in this Agreement to the contrary, without duplication of any adjustments made pursuant to this Article 2, should Seller or any Affiliate of Seller receive after Closing any amounts earned from the sale of Hydrocarbons produced from, or attributable to, the Properties or other income earned with respect to the Assets for the period of time from and after the Effective Time, Seller shall fully disclose, account for, and promptly remit the same to Purchaser.
(e)Seller shall have no further responsibility for Property Costs incurred with respect to the Assets, to the extent such amounts have not been received or paid, respectively, on or before the Cut-Off Date.
2.5    Procedures.
(a)All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.
(b)For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.3 and Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline flange connecting into the tank batteries related to each Well, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging or strapping data are not available.
(c)Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or on or after, the Effective Time.
(d)After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible under Section 2.4, provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, such consent not to be unreasonably withheld. Each Party shall provide the other with a copy of all applicable audit reports and written audit agreements received by such Party and relating to periods for which Seller is partially responsible.
(e)“Earned” and “incurred,” as used in Section 2.3 and Section 2.4, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.
2.6    Additional Consideration.
(a)If the Closing occurs, Purchaser shall pay to Seller as part of the Purchase Price Additional Consideration Payments up to an aggregate sum of 23.076923076923% of the Unadjusted Purchase Price (which in the case of this Agreement is an amount equal to Sixty Million Dollars ($60,000,000)) (the “Additional Consideration Cap”), subject to the terms and conditions of this Section 2.6. For the avoidance of doubt, Purchaser shall have no liability or obligation to make any Additional Consideration Payments to Seller in excess of the Additional Consideration Cap and, if at any time, Seller has received aggregate Additional Consideration Payments equal to the Additional Consideration Cap, then Purchaser shall have no further obligations or liabilities under this Section 2.6.
(b)The “2019 Additional Consideration Payment”, if any, shall be calculated as follows: if the 2019 WTI Price is (i) less than Sixty Dollars ($60) per barrel, there shall not be any 2019 Additional Consideration Payment; (ii) equal to or greater than Sixty Dollars ($60) per barrel but less than Sixty-Five Dollars ($65) per barrel, the 2019 Additional Consideration Payment shall be an amount equal to 3.46153846% of the Unadjusted Purchase Price (which in the case of this Agreement is an amount equal to Nine Million Dollars ($9,000,000)); or (iii) equal to or greater than Sixty-Five Dollars ($65) per barrel, the 2019 Additional Consideration Payment shall be an amount equal to 8.012820511% of the Unadjusted Purchase Price (which in the case of this Agreement is an amount equal to Twenty Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and 33/100 ($20,833,333.33)).
(c)The “2020 Additional Consideration Payment”, if any, shall be calculated as follows: if the 2020 WTI Price is (i) less than Sixty Dollars ($60) per barrel, there shall not be any 2020 Additional Consideration Payment; (ii) equal to or greater than Sixty Dollars ($60) per barrel but less than Sixty-Five Dollars ($65) per barrel, the 2020 Additional Consideration Payment shall be an amount equal to 3.46153846% of the Unadjusted Purchase Price (which in the case of this Agreement is an amount equal to Nine Million Dollars ($9,000,000)); or (iii) equal to or greater than Sixty-Five Dollars ($65) per barrel, the 2020 Additional Consideration Payment shall be an amount equal to 8.012820511% of the Unadjusted Purchase Price (which in the case of this Agreement is an amount equal to Twenty Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and 33/100 ($20,833,333.33)).
(d)The “2021 Additional Consideration Payment” (and together with the 2019 Additional Consideration Payment and the 2020 Additional Consideration Payment, if any, the “Additional Consideration Payments”), if any, shall be calculated as follows: if the 2021 WTI Price is (i) less than Sixty Dollars ($60) per barrel, there shall not be any 2021 Additional Consideration Payment; (ii) is equal to or greater than Sixty Dollars ($60) per barrel but less than Sixty-Five Dollars ($65) per barrel, the 2021 Additional Consideration Payment shall be an amount equal to 3.46153846% of the Unadjusted Purchase Price (which in the case of this Agreement is an amount equal to Nine Million Dollars ($9,000,000)); or (iii) equal to or greater than Sixty-Five Dollars ($65) per barrel, the 2021 Additional Consideration Payment shall be an amount equal to 8.012820511% of the Unadjusted Purchase Price (which in the case of this Agreement is an amount equal to Twenty Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and 33/100 ($20,833,333.33)).
(e)Subject to the Additional Consideration Cap and to Sections 2.6(f) and 2.6(g), each Additional Consideration Payment, if any, shall be paid by Purchaser to Seller by wire transfer in immediately available funds within sixty (60) days after the last calendar day of the 2019, 2020 and 2021 calendar years, as applicable.
(f)Within ten (10) days after the last calendar day of each of the 2019, 2020 and 2021 calendar years, Purchaser shall deliver to Seller a statement setting forth Purchaser’s good faith calculation of the applicable Additional Consideration Payment (each, an “Additional Consideration Statement”). As soon as reasonably practicable, and in any event within ten (10) days after Seller’s receipt of an Additional Consideration Statement, Seller may return to Purchaser a written report containing any proposed changes to such Additional Consideration Statement (an “Additional Consideration Dispute Notice”). Any changes not so specified in a timely delivered Additional Consideration Dispute Notice shall be deemed waived, and Purchaser’s determinations with respect to all such elements of the applicable Additional Consideration Statement that are not addressed specifically in the Additional Consideration Dispute Notice shall prevail. If Seller fails to timely deliver an Additional Consideration Dispute Notice to Purchaser containing changes Seller proposes to be made to the applicable Additional Consideration Statement, the applicable Additional Consideration Statement as delivered by Purchaser will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration.
(g)Seller and Purchaser shall work together in good faith to resolve any matters addressed in an Additional Consideration Dispute Notice. If Seller and Purchaser are unable to resolve all of the matters addressed in an Additional Consideration Notice within ten (10) Business Days after the delivery of such Additional Consideration Dispute Notice by Seller to Purchaser, either Party may notify the other Party of its election to submit such unresolved matters to arbitration and thereafter the Parties shall promptly submit all unresolved matters addressed in such Additional Consideration Dispute Notice to arbitration in accordance with this Section 2.6(g). Within ten (10) Business Days of a matter being submitted to arbitration in accordance with the preceding sentence, each Party shall (i) summarize its position with regard to such dispute and (ii) submit such summaries to a nationally-recognized independent accounting firm as selected by mutual agreement of the Parties (the “Additional Consideration Arbitrator”), together with the applicable Additional Consideration Dispute Notice, applicable Additional Consideration Statement, and any other documentation such Party may desire to submit. If the Parties cannot agree on an Additional Consideration Arbitrator within five (5) Business Days after a Party’s election to submit such matters to arbitration under this Section 2.6(g), then the Parties shall formally request the Houston, Texas office of the American Arbitration Association (or, if there is no such office, the office of the American Arbitration Association serving Houston, Texas) to select the Additional Consideration Arbitrator. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Additional Consideration Arbitrator shall render a decision choosing either Seller’s position or Purchaser’s position with respect to each matter addressed in any Additional Consideration Dispute Notice, based on the materials described above. Any decision rendered by the Additional Consideration Arbitrator pursuant hereto shall be final, conclusive, and binding on Seller and Purchaser and enforceable against the Parties in any court of competent jurisdiction. The costs of the Additional Consideration Arbitrator shall be borne equally between Seller and Purchaser. Within ten (10) days after the Additional Consideration Arbitrator renders a decision pursuant to this Section 2.6(g), Purchaser shall pay to Seller the Additional Consideration Payment owing to Seller, if any, by wire transfer in immediately available funds.
(h)As used in Section 2.6, (i) the “2019 WTI Price” means the simple arithmetic average of the final monthly settlements for each month from January 2019 through December 2019 for NYMEX Light Sweet Crude Oil Futures, as reported by the CME Group Inc. (“CME”) under the “Settlements” tab, with the “Futures” choice selected, which chart can currently be accessed at the following link:https://www.cmegroup.com/trading/energy/crude-oil/light-sweet-crude_quotes_settlements_futures.html. For clarification, the simple arithmetic average of the 2019 WTI Price would be calculated by adding the twelve (12) final monthly settlements together and dividing the sum by twelve (12); (ii) the “2020 WTI Price” means the simple arithmetic average of the final monthly settlements for each month from January 2020 through December 2020 for NYMEX Light Sweet Crude Oil Futures, as reported by CME under the “Settlements” tab, with the “Futures” choice selected, which chart can currently be accessed at the following link:https://www.cmegroup.com/trading/energy/crude-oil/light-sweet-crude_quotes_settlements_futures.html. For clarification, the simple arithmetic average of the 2020 WTI Price would be calculated by adding the twelve (12) final monthly settlements together and dividing the sum by twelve (12); and (iii) the “2021 WTI Price” means the simple arithmetic average of the final monthly settlements for each month from January 2021 through December 2021 for NYMEX Light Sweet Crude Oil Futures, as reported by CME under the “Settlements” tab, with the “Futures” choice selected, which chart can currently be accessed at the following link:https://www.cmegroup.com/trading/energy/crude-oil/light-sweet-crude_quotes_settlements_futures.html. For clarification, the simple arithmetic average of the 2021 WTI Price would be calculated by adding the twelve (12) final monthly settlements together and dividing the sum by twelve (12). For the avoidance of doubt, the January 2019 settlement (settled December 19, 2018) was $47.20/barrel, the February 2019 settlement (settled January 22, 2019) was $52.57/barrel, the March 2019 settlement (settled February 20, 2019) was $56.92/barrel, and the April 2019 settlement (settled March 20, 2019) was $59.83/barrel.
(i)Any Additional Consideration Payments paid pursuant to this Section 2.6 shall be considered an adjustment to the Purchase Price for Tax purposes to the extent permitted by Law. Notwithstanding anything to the contrary, Purchaser shall have the right at the time payment is due pursuant to this Section 2.6 to set-off against, offset, recoup or withhold from the Additional Consideration Payments, if payable, in respect of any amounts that are conclusively due and payable to Purchaser by Seller pursuant to this Agreement, including any such amounts conclusively due and payable to Purchaser by Seller pursuant to the indemnification obligations under Article 11.
(j)The Parties acknowledge and agree that (i) the contingent rights to receive Additional Consideration Payments shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Law and as permitted by Section 12.9 of this Agreement, and do not constitute an equity or ownership interest in Purchaser or any of its respective Affiliates, (ii) Seller shall not have any rights as a securityholder of Purchaser or any of its Affiliates as a result of the contingent right to receive any Additional Consideration Payments hereunder, and (iii) no interest is payable with respect to any Additional Consideration Payments contemplated hereby.
(k)In the event Purchaser sells, transfers or otherwise disposes of the Assets in a transaction in which the acquirer of the Assets (or a group of affiliated acquirers) acquires all or substantially all of the assets of Purchaser (a “Subject Transaction”), then Purchaser shall be required to either:
(i)Cause such acquierer(s) to expressly assume in writing upon consummation of the Subject Transaction the covenants of this Section 2.6 that remain outstanding as of the time of such transaction; or
(ii)At any time prior to or contemporaneously with the consummation of the Subject Transaction, (A) procure a letter of credit in favor of Seller issued by a nationally recognized banking association (which shall include JPMorgan Chase Bank) or such other financial institution reasonably acceptable to Seller, in an amount equal to the Financial Assurance Amount and otherwise on customary terms and conditions; (B) deposit with a third party escrow agent, which shall be a nationally recognized banking association (which shall include JPMorgan Chase Bank) or such other financial institution reasonably acceptable to Seller, an amount equal to the Financial Assurance Amount pursuant to an escrow agreement on customary terms and conditions; or (C) procure such other credit support or financial assurance for the benefit of Seller in an amount equal to the Financial Assurance Amount that is reasonably acceptable to Seller (any of the foregoing described in clause (A), (B) or (C) or any combination thereof, the “Financial Assurance”). Any such Financial Assurance procured by Purchaser shall be required to be maintained in an aggregate amount (the “Financial Assurance Amount”) equal to the then aggregate amount of Additional Consideration that (as of the relevant time of determination) may become due and payable to Seller under this Section 2.6, taking into account the Additional Consideration Cap and any Additional Consideration Payments previously paid to Seller hereunder (or determined not to be due and payable to Seller hereunder). For clarity, the amount of the Financial Assurance Amount shall automatically be reduced (and any cash deposited by Purchaser pursuant thereto shall be promptly released to Purchaser) as and to the extent Additional Consideration Payments that become due and payable to Seller are actually paid to Seller or are no longer available to become due and payable to Seller, in each case, in accordance with this Agreement.
2.7    Withholding. Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Seller such amounts as required to be deducted or withheld therefrom under the Code, under any Tax law or pursuant to any other applicable Laws; provided that Purchaser will use commercially reasonable efforts to first notify Seller of its withholding obligation and provided further that Purchaser will cooperate in good faith with Seller to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
ARTICLE 3
TITLE AND ENVIRONMENTAL MATTERS
3.1    Purchaser’s Title Review.
(a)From and after the Execution Date, and pursuant and subject to the terms of Sections 6.1 and 6.5, Purchaser shall have the right to conduct a review of Seller’s title to the Assets. Without limiting Purchaser’s right to indemnification pursuant to Article 11 with respect to a breach of Sections 4.2, 4.4, 4.5, 4.9, 4.12, 4.13, 4.14, 4.18, 4.19, 6.4 or clauses (h) or (k) of the definition of “Retained Obligations”, the provisions of this Article 3, the special warranty of Defensible Title in the Assignment and Bill of Sale, and the condition to Closing in Section 7.2(d) provide Purchaser’s exclusive remedy with respect to any Title Defects or other deficiencies or defects in Seller’s title to the Properties.
(b)Purchaser’s rights with respect to title to the Properties pursuant to this Article 3 are limited to the Properties, and, except with respect to the representations and warranties of Seller in Sections 4.2, 4.4, 4.5, 4.9, 4.12, 4.13, 4.14, 4.18 and 4.19, Seller hereby expressly disclaims and negates any and all warranties of title whatsoever, whether express, implied, statutory, or otherwise, except for the special warranty of Defensible Title in the Assignment and Bill of Sale.
(c)The Assignment and Bill of Sale to be executed and delivered by the Parties at Closing (the “Assignment and Bill of Sale”) shall be in the form attached hereto as Exhibit B, and shall contain a special warranty of Defensible Title to the Properties shown on Exhibit A‑1 and Exhibit A‑2 by, through or under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances. Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title set forth in the Assignment and Bill of Sale for which Purchaser has not furnished to Seller a valid defect claim notice that satisfies the requirements set forth in Section 3.6(a)(i) through (v) on or before the date forty-eight (48) months after Closing. Purchaser shall not be entitled to protection under Seller’s special warranty of Defensible Title in the Assignment and Bill of Sale against any Title Defect (i) reported by Purchaser to Seller in a Title Defect notice delivered by Purchaser pursuant to Section 3.6(a) prior to the Defect Claim Deadline or (ii) for which Purchaser had actual knowledge of but did not submit a Title Defect notice to Seller regarding the same; provided, that Purchaser’s recovery under this Agreement for a Title Defect reported prior to the Defect Claim Deadline that would otherwise constitute a breach of Seller’s special warranty of Defensible Title contained in any Assignment and Bill of Sale shall not be subject to the individual claim threshold set forth in Section 3.9(a)(viii)(A) or the deductible set forth in Section 3.9(a)(viii)(C). If Purchaser provides written notice of a breach of the special warranty to Seller, Seller shall have a reasonable opportunity to cure such breach. In any event, the recovery on a breach of Seller’s special warranty under any Assignment and Bill of Sale shall not exceed the Allocated Value of the affected Asset and will not be subject to the individual claim threshold set forth in Section 3.9(a)(viii)(A) or the deductible set forth in Section 3.9(a)(viii)(C).
3.2    Definition of Defensible Title.
(a)As used in this Agreement, the term “Defensible Title” means that record and beneficial title of Seller in the Leases (limited to the Target Formations, as such Target Formations are further limited with respect to such Leases in the columns “FROM DEPTH” through “TO FORMATION” on Exhibit A-1 ) and Wells (limited to those formations in which such Well is currently producing or, with respect to a Well that is not currently producing, the last depth or formation at which it produced) which, as of the Effective Time, Defect Claim Deadline and the Closing Date and subject to the Permitted Encumbrances:
(i)with respect to each Well set forth on Exhibit A‑2, entitles Seller to not less than the Net Revenue Interest set forth in Exhibit A‑2 for such Well throughout the productive life thereof, except (A) decreases in connection with those operations in which Seller may elect after the Execution Date, in compliance with this Agreement, to be a non-consenting co-owner, (B) decreases resulting from the establishment or amendment, after the date hereof, of pools or units, (C) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (D) as stated in Exhibit A‑2;
(ii)with respect to each Well set forth on Exhibit A‑2, obligates Seller to bear a Working Interest for such Well that is not greater than the Working Interest set forth in Exhibit A‑2 for such Well without increase throughout the productive life of such Well, except (A) as stated in Exhibit A‑2, (B) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law and (C) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest for such Well;
(iii)with respect to each Lease on Exhibit A‑1, entitles Seller to ownership of not less than the Net Acres set forth in Exhibit A‑1 for such Lease, and entitles Seller to not less than the Net Revenue Interest set forth in Exhibit A‑1 for such Lease, except for, in each case, (A) decreases in connection with those operations in which Seller may elect after the Execution Date, in compliance with this Agreement, to be a non-consenting co-owner, (B) decreases resulting from the establishment or amendment, after the date hereof, pools or units, (C) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (D) as otherwise expressly stated in Exhibit A-1;
(iv)is free and clear of liens, encumbrances, obligations, or defects.
(b)As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation, or defect, including a discrepancy in Net Revenue Interest, Working Interest or Net Acres, that causes Seller’s title to any Property to be less than Defensible Title. As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of Seller as of the Effective Time, Defect Claim Deadline and the Closing Date in any Property above that shown for such Property on Exhibit A‑1 or Exhibit A‑2 without causing at least a proportionate increase in, with respect to Properties that are Wells, Seller’s Working Interest, or, with respect to Properties that are Leases, Seller’s Net Acre ownership, above that shown for such Property on Exhibit A‑1 or Exhibit A‑2, as applicable, (ii) increase the Net Acre ownership of Seller as of the Effective Time, Defect Claim Deadline and the Closing Date in any Lease above that shown for such Lease on Exhibit A‑1 without causing a decrease in the Seller’s Net Revenue Interest below that shown for such Lease on Exhibit A‑1, (iii) decrease the Working Interest of Seller as of the Effective Time, Defect Claim Deadline and the Closing Date in any Well below that shown for such Well on Exhibit A‑2 without causing at least a proportionate decrease in Seller’s Net Revenue Interest in such Well or (iv) give Seller record and beneficial title to oil and gas leases, oil, gas, and mineral leases and subleases, fee mineral interests, non-participating royalty interests, reversionary interests, royalties, overriding royalties, executive rights, non-exclusive rights, nets profits interests, net profits royalty interests, net profits overriding royalty interests, carried interests, operating rights, record title interests, and other interests located within the Development Area that are not described on Exhibit A‑1. As used in this Article III, the term “Property” with respect to a Lease will refer separately to each Target Formation of such Lease, as such Target Formation is further limited with respect to such Lease in the columns “FROM DEPTH” through “TO FORMATION” on Exhibit A-1.
3.3    Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:
(a)all Royalties to the extent that they would not be reasonably likely to, individually or in the aggregate, reduce Seller’s Net Revenue Interest or Net Acre ownership in any Property below that shown in Exhibit A‑1 or Exhibit A‑2 for such Property or increase Seller’s Working Interest in any Property above that shown in Exhibit A‑2 for such Property without a corresponding increase in the Net Revenue Interest;
(b)the terms of all Leases, to the extent that they would not be reasonably likely to, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest or Net Acre ownership in any Property below that shown in Exhibit A‑1 or Exhibit A‑2 for such Property or increase Seller’s Working Interest in any Property above that shown in Exhibit A‑2 for such Property without a corresponding increase in the Net Revenue Interest or (ii) impair or have an adverse effect on the ownership, operation, use or development of the affected Asset as of the Execution Date in any material respect;
(c)the terms of all Contracts, Rights of Way, and any other agreements applicable to the Assets, including provisions for obligations, penalties, suspensions, or forfeitures contained therein, to the extent that they would not be reasonably likely to, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest or Net Acre ownership in any Property below that shown in Exhibit A‑1 or Exhibit A‑2 for such Property or increase Seller’s Working Interest in any Property above that shown in Exhibit A‑2 for such Property without a corresponding increase in the Net Revenue Interest or (ii) impair or have an adverse effect on the ownership, operation, use or development of the affected Asset as of the Execution Date in any material respect;
(d)rights of first refusal, preferential rights to purchase, and similar rights with respect to the Assets triggered by the transactions contemplated by this Agreement;
(e)third Person consent requirements and similar restrictions triggered by the transactions contemplated by this Agreement;
(f)inchoate liens for current period Taxes not yet due and payable or delinquent or, if due and payable or delinquent, are being contested in good faith by appropriate actions;
(g)inchoate liens created under the terms of the Permits, Leases, Contracts or Rights of Way that, in each case, are for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
(h)materialman’s, warehouseman’s, workman’s, carrier’s, mechanic’s, vendor’s, repairman’s, employee’s, contractor’s, operator’s liens, construction liens and other similar liens arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
(i)all rights to consent, and any required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance;
(j)failure to record Leases issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases are located, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease and there is no assignment on file in the records of the county in which such Leases are located that contradicts or diminishes the title of Seller;
(k)to the extent not triggered, rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;
(l)easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, to the extent they do not materially detract from the value of or materially interfere with the use, operation or ownership of the Assets subject thereto or affected thereby as currently used, owned or operated;
(m)rights of a common owner of any interest in Rights of Way held by Seller, to the extent that the same do not materially interfere with the use, operation or ownership of the Assets as currently used, owned or operated;
(n)any lien, charge, or other encumbrance which is, expressly waived, assumed, bonded, or paid by Purchaser on or prior to Closing or which is discharged by Seller at or prior to Closing;
(o)failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, absent affirmative evidence that such failure has resulted in a claim of competing title from a third Person attributable to such matter;
(p)lack of a survey, unless a survey is required by Law;
(q)any failure of the records of any Person to reflect sufficient production or operations over any period of time unless the applicable lessor has alleged in writing that such failure has caused the applicable Lease to terminate or expire or Purchaser provides affirmative evidence that insufficient production or operations have given rise to a right to terminate or partially terminate the applicable Lease or cause the applicable Lease to expire or partially expire;
(r)all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, (iv) to use any Asset in a manner which does not materially impair the use of such Asset for the purposes for which it is currently owned and operated, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;
(s)defects based solely on assertions that Seller’s, Seller’s representatives’ or the applicable operator’s files lack information (including title opinions), or defects based on the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in any instrument provided or made available to Purchaser by Seller or in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), in each case, if no claim has been made under such unrecorded instruments within the last ten (10) years;
(t)lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent affirmative evidence of an actual claim of competing title from a third Person attributable to such matter;
(u)any matter that by proper affidavits of use and possession or other affirmative evidence is cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches, and for which no actual claim has been made with respect thereto within the last ten (10) years;
(v)unreleased instruments (including prior oil and gas leases and mortgages) absent specific evidence that such instruments continue in force and effect and constitute a competing claim of title to the applicable Property, and for which no actual claim has been made with respect thereto within the last ten (10) years;
(w)depth severances not affecting any of the Target Formations (as such Target Formations are further limited with respect to the Leases in the columns “FROM DEPTH” through “TO FORMATION” on Exhibit A-1);
(x)calls on production under existing Material Contracts, provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;
(y)maintenance of uniform interest provisions (i) contained in any Contract to the extent compliance with such provisions has been waived in writing by the parties to such Contract, or (ii) contained in any Lease to the extent the applicable lessor has waived compliance with such provisions in writing or breach of such provisions will not result in a suspension of material rights under such Lease, the right of the lessor to terminate such Lease or the termination of such Lease;
(z)defects based on Seller’s failure to have a title opinion, title insurance policy or survey on any Property, unless a survey is required by Law;
(aa)any required notices to, or filings with, Governmental Authorities having jurisdiction in connection with the consummation of the transactions contemplated by this Agreement;
(ab) any obligations or duties affecting the Assets to any Governmental Authority, including any zoning and planning ordinances and municipal regulations;
(ac)any matters reflected on Schedule 3.3 as of the Execution Date;
(ad)the litigation, suits and proceedings set forth in Schedule 4.2 as of the Execution Date; and
(ae)liens created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent such mortgages, deeds of trust, or similar instruments (i) do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Closing Date, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor has Seller received any written notice of default under any such mortgage, deed of trust or similar instrument.
3.4    Environmental Assessment; Environmental Defects.
(a)From and after the Execution Date, and subject to the terms of Sections 6.1 and 6.5 and this Section 3.4, Purchaser shall have the right to conduct, or cause an environmental consulting or engineering firm (the “Environmental Consultant”) to conduct, an inspection of the environmental condition and compliance status of the Properties (the “Environmental Review”) which may include conducting a Phase I Environmental Site Assessment in accordance with the ASTM International Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13 or E2247-16) (“Phase I”). If Seller or any of its Affiliates is not the operator of a Property, Seller shall use commercially reasonable efforts to obtain permission from the third Person operator of such non-operated Property for Purchaser or the Environmental Consultant to conduct the Environmental Review; provided, however, that with respect to such non-operated Properties, Seller shall have no liability to Purchaser for failure to obtain such third Person operator’s permission (provided Seller uses such commercially reasonable efforts to obtain such permission), and Seller shall not be required to make any payments or undertake any obligations for the benefit of any other Person with respect to such access to such non-operated Properties. Seller shall have the right to have one or more representatives accompany Purchaser and the Environmental Consultant at all times during the Environmental Review. The Environmental Review and any access under Section 6.1 shall not include any sampling, boring, operation of Equipment, or other invasive activity (each, an “Invasive Activity”) without the prior written consent of Seller, which consent can be withheld in Seller’s sole discretion with respect to Properties operated by Seller, and that of any applicable third Person operator with respect to any properties not operated by Seller or any of its Affiliates; provided, however, that in the event Purchaser’s Phase I identifies a potential Environmental Defect and Purchaser reasonably concludes that it is necessary to conduct an Invasive Activity on the Property prior to the Defect Claim Deadline and Seller or such third Person operator, as applicable, fails to grant such consent within five (5) Business Days of receipt of Producer’s request to perform such Invasive Activity, then Purchaser shall have the right to exclude the affected Property from the transactions contemplated hereunder and, in such event, (i) the Unadjusted Purchase Price shall be decreased by the Allocated Value, if any, of such affected Property, (ii) such affected Properties shall be deemed to be excluded from the definition of “Assets” and from the exhibits attached hereto, (iii) such affected Property shall be deemed to constitute Excluded Assets, and (iv) Purchaser shall have no rights or obligations with respect to such Excluded Assets. In performing its Environmental Review, Purchaser shall (and shall cause the Environmental Consultant and Purchaser’s other representatives to): (1) perform all work in a safe and workmanlike manner; (2) perform all work in such a way as to not unnecessarily and unreasonably interfere with the operation of any Property or the business of Seller; (3) materially comply with all applicable Laws; and (4) at its sole cost, risk, and expense, with respect to any physical damages caused by the Environmental Review, repair any disturbances to the Properties caused by the Environmental Review.
(b)Purchaser shall provide to Seller (free of cost) copies (electronic or paper, at Purchaser’s option) of any final environmental reports and results (including any interim, draft or preliminary reports or results) generated by the Environmental Consultant with respect to any Environmental Defect Purchaser asserts. Except (i) as may be required or permitted pursuant to the exercise of the rights and fulfillment of the obligations of a Party under this Agreement, (ii) as may be required by applicable Law (including as may be required by deposition, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process or Law), or (iii) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Purchaser and Seller shall maintain, and shall cause their respective Affiliates and each of such Person’s officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) strictly confidential, and shall not disclose all or any portion of the Environmental Information to any third Person without the consent of Purchaser or Seller, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed. If this Agreement is terminated prior to the Closing (or if the Agreement is not terminated prior to Closing, then any Environmental Information with respect to any Excluded Asset), (x) Purchaser shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller and (y) the foregoing confidentiality obligations set forth in this Section 3.4(b) shall not apply to Seller and its Affiliates and its and their respective officers, directors, employees, contractors and consultants. Each Party shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors with the immediately preceding sentence. If the Closing occurs, the foregoing confidentiality obligations set forth in this Section 3.4(b) shall not apply to Purchaser and its Affiliates and its and their respective officers, directors, employees, contractors and consultants.
(c)Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain Hazardous Substances or hazardous materials, including asbestos and naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain hazardous materials, including asbestos and NORM. Hazardous materials, including asbestos and NORM, may have come into contact with various environmental media, including water, soils, or sediment. Notwithstanding anything to the contrary in this Section 3.4 or elsewhere in this Agreement, except with respect to the representations and warranties of Seller in Section 4.16, Seller makes no, and hereby disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM, asbestos, mercury, drilling fluids and chemicals, Hazardous Substances and produced waters and Hydrocarbons in or on the Properties or Equipment.
3.5    Environmental Defects. As used in this Agreement, the term “Environmental Defect” means (a) a condition, matter, obligation, event or circumstance with respect to a given Asset that causes such Asset (or Seller with respect to such Asset) to be in violation of Environmental Law or not to be in compliance with, or to be subject to a remedial or corrective action obligation pursuant to, Environmental Law or (b) the existence as of the Defect Claim Date of with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation in excess of standards permitted under Environmental Law; provided, however, that the term “Environmental Defect” shall not include (i)  obligations to plug or abandon any well or (ii) the matters that are disclosed on Schedule 3.5.
3.6    Notice of Title and Environmental Defects and Benefits; Adjustment.
(a)If Purchaser elects to assert a claim for a Title Defect, Purchaser must deliver a defect claim notice or notices to Seller on or before 5:00 p.m. local time in Houston, Texas on the date that is fifty (50) days after the Execution Date (the “Defect Claim Deadline”), provided that Purchaser shall use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Deadline, written notice of all alleged Title Defects discovered by Purchaser during such calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Deadline, provided, further, that failure of Purchaser to comply with such weekly notice requirement shall not be deemed a waiver of any of Purchaser’s rights hereunder with respect to such Title Defects. Each such defect claim notice shall be in writing and shall include:
(i)a detailed description of the alleged Title Defect(s);
(ii)the Property affected (and the Target Formation with respect to such Property if less than all Target Formations are affected);
(iii)the Allocated Value of the Property subject to the alleged Title Defect(s);
(iv)to the extent available, copies of supporting documents reasonably necessary for Seller (as well as any attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s); and
(v)Purchaser’s reasonable estimate of the Title Defect Amount attributable to such individual alleged Title Defect and the reasonable computations and information upon which Purchaser’s estimate is based.
Purchaser shall not deliver any defect claim notice for a Title Defect in which Purchaser’s reasonable estimate of the Title Defect Amount attributable to such individual alleged Title Defect is less than the amount set forth in Section 3.9(a)(viii)(A).
WITHOUT LIMITATION OF PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11 WITH RESPECT TO A BREACH OF SECTIONS 4.2, 4.4, 4.5, 4.9, 4.12, 4.13, 4.14, 4.18, 4.19, 6.4 OR CLAUSES (H) AND (K) OF THE DEFINITION OF “RETAINED OBLIGATIONS” AND PURCHASER’S RIGHTS PURSUANT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND BILL OF SALE, PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE DEFECTS AND OTHER DEFICIENCIES AND DEFECTS IN SELLER’S TITLE TO THE PROPERTIES (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED, ON OR BEFORE THE DEFECT CLAIM DEADLINE, A VALID TITLE DEFECT CLAIM NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.6(A).
(b)Should either Party discover any Title Benefit such Party shall, on or before the Defect Claim Deadline, deliver to the other Party a written notice including:
(i)a detailed description of the alleged Title Benefit;
(ii)the Property affected (and the Target Formation with respect to such Property if less than all Target Formations are affected);
(iii)the Allocated Value of the Property subject to such alleged Title Benefit (except with respect to a Title Benefit of the type described in clause (iv) of the definition of “Title Benefit”);
(iv)to the extent available, copies of supporting documents reasonably necessary for the other Party (as well as any attorney or examiner hired by such Party) to verify the existence of the alleged Title Benefit; and
(v)such Party’s reasonable estimate of the Title Benefit Amount attributable to such individual alleged Title Benefit and the reasonable computations and information upon which such Party’s estimate is based.
Neither Party shall deliver any claim notice for a Title Benefit in which such Party’s reasonable estimate of the Title Benefit Amount attributable to such individual alleged Title Benefit is less than the amount set forth in Section 3.9(b)(v)(A).
SELLER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE BENEFITS OF WHICH NO PARTY HAS RECEIVED, ON OR BEFORE THE DEFECT CLAIM DEADLINE, A VALID TITLE BENEFIT CLAIM NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.6(B), EXCEPT TO THE EXTENT PURCHASER HAS FAILED TO GIVE A NOTICE WHICH IT WAS OBLIGATED TO GIVE UNDER THIS SECTION 3.6(B).
(c)If Purchaser elects to assert a claim for an Environmental Defect, Purchaser must deliver a defect claim notice or notices, to Seller on or before the Defect Claim Deadline, provided that Purchaser shall use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Deadline, written notice of all alleged Environmental Defects discovered by Purchaser during such calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Deadline; provided, further, that failure of Purchaser to comply with such weekly notice requirement shall not be deemed a waiver of any of Purchaser’s rights hereunder with respect to such Environmental Defects. Each such notice shall be in writing and shall include:
(i)a detailed description of the Environmental Defect, including the provisions of the Environmental Laws implicated and the facts that substantiate such alleged Environmental Defect;
(ii)the specific Assets affected by an alleged Environmental Defect;
(iii)to the extent available, copies of supporting documentation, Environmental Information or other information reasonably necessary for Seller (as well as any attorney or consultant hired by Seller) to verify the existence of the alleged Environmental Defects; and
(iv)Purchaser’s reasonable estimate of the Environmental Defect Amount attributable to such individual alleged Environmental Defect and the reasonable computations and information upon which Purchaser’s estimate is based.
Purchaser shall not deliver any defect claim notice for an Environmental Defect in which Purchaser’s reasonable estimate of the Environmental Defect Amount attributable to such individual alleged Environmental Defect is less than the amount set forth in Section 3.9(c)(iv)(A).
WITHOUT LIMITATION OF PURCHASER’S RIGHT TO INDEMNIFICATION SET FORTH IN ARTICLE 11 WITH RESPECT TO BREACHES OF SECTIONS 4.2, 4.6, 4.12(D), 4.16 OR 6.4 AND SECTION 11.2(B)(I) WITH RESPECT TO CLAUSES (E), (J) AND (K) IN THE DEFINITION OF “RETAINED OBLIGATIONS,” PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL ENVIRONMENTAL DEFECTS AND OTHER DEFECTS AND DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR THE PRESENCE OF HAZARDOUS MATERIALS REGARDLESS OF WHETHER SUCH MATTERS WOULD CONSTITUTE AN ENVIRONMENTAL DEFECT (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED, ON OR BEFORE THE DEFECT CLAIM DEADLINE, A VALID
ENVIRONMENTAL DEFECT CLAIM NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.6(C).
(d)Purchaser agrees to reasonably cooperate with Seller in reviewing and commenting on any curative materials provided by Seller (or Seller’s representatives) to Purchaser with respect to potential Title Defects and Environmental Defects of which Seller is made aware of prior to Closing. Failure of Purchaser to comply with the covenants of this Section 3.6(d) shall not be deemed a waiver of any of Purchaser’s rights hereunder with respect to such Title Defects, Title Benefits or Environmental Defects.
3.7    Cure; Removal.
(a)Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, risk, and expense, to cure or remove to the reasonable satisfaction of Purchaser, on or before ninety (90) days after the Closing Date (the “Cure Date”), any alleged Title Defects or Environmental Defects of which Seller has been advised by Purchaser pursuant to Section 3.6(a) or 3.6(c). To exercise such cure right Seller shall provide written notice to Purchaser of its intent to attempt to cure such alleged Title Defects or Environmental Defects on or before 5:00 p.m. local time in Houston, Texas, on the date that is at least one (1) Business Day prior to the Closing Date. With respect to any Title Defect or Environmental Defect that Seller elects to cure pursuant to this Section 3.7(a), the Title Defect Amounts and Environmental Defect Amounts with respect to such Title Defect or Environmental Defect shall be addressed as provided in Section 3.8(e) for purposes of Closing and thereafter any adjustment required under Section 3.8(a) with respect thereto shall be made pursuant to Section 3.8(f). The election by Seller to attempt to cure one or more of such alleged Title Defects or Environmental Defects shall not affect the rights and obligations of the Parties under Section 3.10 with respect to dispute resolution. Seller’s election to attempt cure an alleged Title Defect or Environmental Defect shall not constitute a waiver of any of the rights of Seller pursuant to this Article 3, including Seller’s right to dispute the existence, nature, or value of such Title Defect or Environmental Defect. As soon as reasonably practical after Seller cures a Title Defect or Environmental Defect, but in any event no later than the Cure Date, Seller shall provide Purchaser a written notice of such cure (a “Cure Notice”). In the event that any such cure efforts for Environmental Defects require Seller and its representatives to access the Assets after Closing, Purchaser shall provide Seller reasonable access during the Cure Period to the affected Assets that are operated by Purchaser (but shall have no obligation to seek or provide access for affected Assets operated by a third party) and the Parties shall enter into a commercially typical and reasonable access and indemnity agreement relating to such access that is mutually acceptable to the Parties. In performing any such on-site curative actions, Seller shall keep Purchaser reasonably apprised of the status, scope and work program therefor. Purchaser shall have the right to consent to any contractor who will access the Assets to perform such curative work on Seller’s behalf, such consent not to be unreasonably withheld, conditioned or delayed.
(b)With respect to any Title Defect or Environmental Defect which Seller has elected to attempt to cure pursuant to Section 3.7(a) above, subject to the determination by the Title Arbitrator or Environmental Arbitrator, as applicable, of the existence or Title Defect Amount or Environmental Defect Amount with respect to such a Title Defect or Environmental Defect, to the extent any such Title Defect or Environmental Defect is cured by Seller on or before the Cure Date, the amount of any previous deduction from the Unadjusted Purchase Price for such Title Defect or Environmental Defect shall be addressed as provided in Section 3.8(f).
(c)Any dispute relating to whether and to what extent a Title Defect or Environmental Defect has been cured shall be deemed to be a Disputed Matter and shall be resolved as set forth in Section 3.10, except that on or after ten (10) Business Days after the date that Seller delivers to Purchaser the Cure Notice either Party may notify the other Party of its election to submit any such matter to arbitration and thereafter the Parties shall promptly submit such matter to the Title Arbitrator or Environmental Arbitrator, as applicable; provided, however, that any prior or concurrent determination by a Title Arbitrator or Environmental Arbitrator with respect to Title Defects or Environmental Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to attempt to cure pursuant to Section 3.7(a) shall be binding on the Parties with respect to such Title Defect or Environmental Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).
(d)Seller shall have the right to exclude an Asset from this Agreement if Purchaser’s estimate of the Environmental Defect Amount, as set forth in a notice delivered in accordance with 3.6(c), in each case, exceeds eighty percent (80%) of the Allocated Value of the Asset affected thereby, in which case, (A) the affected Asset shall not be conveyed to Purchaser at Closing, (B) the Unadjusted Purchase Price shall be reduced at Closing by the Allocated Value of such Asset (without regard to the limitations set forth in Section 3.9(c)(iv)), (C) such Asset shall be deemed to be deleted from Exhibit A‑1 and/or Exhibit A‑2 attached hereto and added to Schedule 1.3 attached hereto and (D) such Asset shall constitute an Excluded Asset for all purposes hereunder; provided that in such event the Environmental Defect Amount for the affected Asset(s) so excluded will not count towards the deductible set forth in Section 3.9(c)(iv)(B).
3.8    Adjustment for Title Defects and Benefits and Environmental Defects.
(a)With respect to each Asset for which Title Defects or Environmental Defects have been reported under Section 3.6(a) or 3.6(c), such Asset shall, unless Seller exercises its right in Section 3.7(d), be assigned at Closing subject to all Title Defects and Environmental Defects, and the Purchase Price (either at Closing or post-Closing, depending on when such Title Defects and Environmental Defects are agreed upon by the Parties, exclusively and finally resolved by arbitration pursuant to Section 3.10(a) or Section 3.10(b) or cured, as applicable), shall be reduced by (i) in the case of Title Defects, an amount determined pursuant to Section 3.9(a) (the “Title Defect Amount”), and (ii) in the case of an Environmental Defect, an amount determined pursuant to Section 3.9(c) (the “Environmental Defect Amount”), in each case as provided in Sections 3.8(d), 3.8(e) and 3.8(f), as applicable.
(b)With respect to each Property affected by Title Benefits reported under Section 3.6(b), such Property shall be assigned at Closing with such Title Benefits, and any reduction to the Unadjusted Purchase Price pursuant to Section 3.8(a) (either at Closing or post-Closing, depending on when such Title Benefits are agreed upon by the Parties or exclusively and finally resolved by arbitration pursuant to Section 3.10(a), as applicable) shall be offset by an amount as determined pursuant to Section 3.9(b) (the “Title Benefit Amount”), in each case as provided in Sections 3.8(d), 3.8(e) and 3.8(f), as applicable.
(c)Seller and Purchaser shall attempt to agree upon all the existence of any Title Defects, Title Benefits or Environmental Defects reported pursuant to Sections 3.6(a), 3.6(b) and 3.6(c) above, as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts on or before the Closing Date. If Seller and Purchaser are unable to agree by the Closing Date, then, subject to Section 3.7, the Title Defects, Title Benefits, Environmental Defects, reported pursuant to Sections 3.6(a), 3.6(b) and 3.6(c), as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts which are then in dispute (each, a “Disputed Matter”) shall be exclusively and finally resolved by arbitration pursuant to Section 3.10(a) with respect to Disputed Matters concerning Title Defects, Title Benefits, Title Defect Amounts and/or Title Benefit Amounts, and Section 3.10(b) with respect to Disputed Matters concerning Environmental Defects and/or Environmental Defect Amounts.
(d)At Closing, the Unadjusted Purchase Price shall be adjusted (i) in accordance with Section 3.8(a) with respect to any Title Defects and Environmental Defects which (A) Seller has not elected to attempt to cure pursuant to Section 3.7(a) and (B) which are not Disputed Matters, and (ii) in accordance with Section 3.8(b) with respect to any Title Benefits which are not Disputed Matters.
(e)At Closing, an amount equal to the sum of all reasonably estimated Title Defect Amounts and Environmental Defect Amounts (as determined in good faith by Purchaser in its Title Defect and Environmental Defect claim notices) and all reasonably estimated Title Benefit Amounts (as determined, with respect to each Title Benefit, in good faith by the applicable Party providing a Title Benefit claim notice) related to (i) any Title Defects and Environmental Defects which Seller elects to attempt to cure pursuant to Section 3.7(a) or (ii) which are Disputed Matters (such aggregate amount, the “Defect Escrow Amount”), shall, after giving effect to the provisions of Sections 3.9(a)(viii), 3.9(b)(v) and 3.9(c)(iv), be deducted in the calculation of the Closing Payment, as provided in Section 8.4(a); and at the Closing, Purchaser shall deposit the Defect Escrow Amount into an escrow account (the “Defect Escrow Account”) established with JPMorgan Chase Bank (the “Defect Escrow Agent”) pursuant to an escrow agreement in form and substance reasonably satisfactory to the Parties (the “Defect Escrow Agreement”). The Defect Escrow Amount shall be held, invested and disbursed in accordance with the terms of this Article 3 and the Defect Escrow Agreement pending the curing or resolution of the applicable Title Defects and Environmental Defects. Each Party shall deliver to the Defect Escrow Agent any customary “know your customer” information as requested by the Defect Escrow Agent. The fees and expenses of the Defect Escrow Agent shall be borne one-half (1/2) by Purchaser and one-half (1/2) by Seller.
(f)After Closing, (i) the Purchase Price shall be adjusted for any Title Defects and Environmental Defects which (A) Seller elects to attempt to cure pursuant to Section 3.7(a) and actually cures or (B) which are Disputed Matters and (ii) any adjustments to the Unadjusted Purchase Price pursuant to Section 3.8(a) and Section 3.8(f)(i), if any, will be offset by any Title Benefits which are Disputed Matters as provided in this Section 3.8(f). Within ten (10) Business Days after the determination of all Disputed Matters submitted to a Title Arbitrator or Environmental Arbitrator pursuant to Section 3.10(a) and Section 3.10(b), as applicable, the Parties shall, after giving effect to the limitations provided in Section 3.9, execute joint written instructions to the Defect Escrow Agent instructing it to pay (i) to Purchaser, the sum of the Title Defect Amounts and Environmental Defect Amounts associated with (A) those Title Defects and Environmental Defects which Seller elected to attempt to cure pursuant to Section 3.7(a) which are not Disputed Matters and which are not fully cured as provided in Section 3.7 (provided, however, if curative efforts by Seller mitigated an uncured Title Defect or Environmental Defect, the Title Defect Amount or Environmental Defect Amount associated with such Title Defect or Environmental Defect shall be revised pursuant to Section 3.9(a) or Section 3.9(c), as applicable) and (B) any Disputed Matters, determined in favor of Purchaser by the applicable Title Arbitrator or Environmental Arbitrator under Section 3.10(a) or Section 3.10(b), less any offset for such sum of Title Benefits which are Disputed Matters and are determined in favor of Seller by the Title Arbitrator under Section 3.10(a) and (ii) to Seller, the remainder of the Defect Escrow Amount. The Parties shall treat for Tax purposes, any amounts paid pursuant to this Section 3.8(f) as an adjustment to the Purchase Price and any payment made pursuant to this Section 3.8(f) shall be made by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by the Party receiving such payment.
(g)WITHOUT LIMITING PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11 WITH RESPECT TO A BREACH OF SECTIONS 4.2, 4.4, 4.5, 4.6 4.9, 4.12, 4.13, 4.14, 4.16 4.18, 4.19, 6.4 OR CLAUSES (H) AND (K) OF THE DEFINITION OF “RETAINED OBLIGATIONS” AND SECTION 11.2(b)(i) WITH RESPECT TO CLAUSES (e) AND (j) IN THE DEFINITION OF “RETAINED OBLIGATIONS,” THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND BILL OF SALE, AND THE CONDITION TO CLOSING IN SECTION 7.2(D), THIS SECTION 3.8 SHALL, TO THE FULLEST EXTENT
PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS AND OTHER DEFICIENCIES IN TITLE TO THE ASSETS AND ANY ENVIRONMENTAL DEFECTS, OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, ANY MATTER RELATING TO OR ARISING UNDER ENVIRONMENTAL LAW OR RELATING TO HAZARDOUS SUBSTANCES. FURTHER, WITHOUT LIMITING THE PRECEDING SENTENCES AND WITHOUT LIMITING PURCHASER’S RIGHT TO INDEMNIFICATION SET FORTH IN ARTICLE 11 WITH RESPECT TO A BREACH OF SECTIONS 4.2, 4.4, 4.5, 4.6 4.9, 4.12, 4.13, 4.14, 4.16 4.18, 4.19, 6.4 OR CLAUSES (H) AND (K) OF THE DEFINITION OF “RETAINED OBLIGATIONS” AND SECTION 11.2(b)(i) WITH RESPECT TO CLAUSES (e) AND (j) IN THE DEFINITION OF “RETAINED OBLIGATIONS” AND SECTION 11.2(b)(i) WITH RESPECT TO CLAUSES (e) AND (j) IN THE DEFINITION OF “rETAINED oBLIGATIONS,” THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND BILL OF SALE, AND THE CONDITION TO CLOSING IN SECTION 7.2(D), EXCEPT AS PROVIDED IN SECTION 3.6(A) AND SECTION 3.6(C), PURCHASER RELEASES, REMISES, AND FOREVER DISCHARGES SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, SHAREHOLDERS, INTEREST OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT, ENVIRONMENTAL DEFECT, OR OTHER DEFICIENCY IN TITLE TO, OR OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF, ANY ASSET OR ANY MATTER RELATING TO OR ARISING UNDER ENVIRONMENTAL LAW OR RELATING TO HAZARDOUS SUBSTANCES WITH RESPECT TO THE ASSETS, REGARDLESS OF WHETHER SUCH MATTERS ARISE OR RESULT FROM THE NEGLIGENCE OR STRICT LIABILITY OF SUCH RELEASED AND DISCHARGED PARTIES.
3.9    Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts.
(a)The Title Defect Amount resulting from a Title Defect shall be determined as follows:
(i)if Purchaser and Seller agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)if the Title Defect is a lien, encumbrance, or other charge which is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to unconditionally remove the Title Defect from Seller’s interest in the affected Property;
(iii)if the Title Defect represents a discrepancy between (A) Seller’s aggregate ownership of Net Acres for any Lease and (B) the amount of Net Acres set forth for such Lease in Exhibit A‑1, then the Title Defect Amount shall be the product of the Allocated Value of such Lease multiplied by a fraction, the numerator of which is the difference between the number of Net Acres owned by Seller in such Lease and the number of Net Acres set forth for such Lease in Exhibit A‑1 and the denominator of which is the Net Acres set forth for such Lease in Exhibit A‑1;
(iv)if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Property and (B) the Net Revenue Interest stated in Exhibit A‑1 or Exhibit A‑2 for such Property, and for which there is not at least a proportionate increase in Seller’s Working Interest or Net Acre ownership for such Property from that set forth in Exhibit A‑1 or Exhibit A‑2, as applicable, for such Property, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Property multiplied by a fraction, the numerator of which is the decrease in Seller’s Net Revenue Interest and the denominator of which is Seller’s Net Revenue Interest stated on Exhibit A‑1 or Exhibit A‑2 for such Property; provided, however, that if the Title Defect does not affect the Property throughout its entire productive life, the Title Defect Amount determined under this Section 3.9(a)(iv) shall be reduced to take into account the applicable time period only;
(v)if the Title Defect represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Property of a type not described in subsections (i), (ii), (iii), or (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s interest in the Property affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Property, the values placed upon the Title Defect by Purchaser and Seller, the age of the factual matters causing or constituting the alleged Title Defect, the probability that title failure will occur with respect to any Title Defect that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation;
(vi)if a Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall be no greater than the reasonable cost and expense of curing such Title Defect;
(vii)the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder or for which Purchaser otherwise receives credit in the calculation of the Purchase Price; and
(viii)notwithstanding anything to the contrary in this Article 3:
(A)an individual claim for a Title Defect for which a valid claim notice is given prior to the Defect Claim Deadline shall only generate an adjustment to the Unadjusted Purchase Price under this Article 3 if the Title Defect Amount with respect thereto exceeds Fifty Thousand Dollars ($50,000); provided, however, for purposes of determining whether the Title Defect Amount of a Property that is a Lease exceeds Fifty Thousand Dollars ($50,000), the Title Defect Amounts of all Properties that are a part of such Lease will be aggregated;
(B)the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Property shall not exceed the Allocated Value of such Property; and
(C)there shall be no adjustment to the Purchase Price for Title Defects unless and until the aggregate of all Title Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(a)(viii)(A) exceeds one and one-half percent (1.5%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds one and one-half percent (1.5%) of the Unadjusted Purchase Price.
(b)The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:
(i)if Purchaser and Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;
(ii)if the Title Benefit represents a discrepancy between (A) Seller’s aggregate Net Acre ownership in any Lease and (B) the amount of Net Acres shown for such Lease in
Exhibit A‑1, then the Title Benefit Amount shall be the product of the Allocated Value of such Lease multiplied by a fraction, the numerator of which is difference between the number of Net Acres owned by Seller in such Lease and the number of Net Acres set forth for such Lease in Exhibit A‑1 and the denominator of which is the Net Acres set forth for such Lease in Exhibit A‑1;
(iii)if the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for any Property and (B) the Net Revenue Interest stated with respect to such Property in Exhibit A‑1 or Exhibit A‑2, the Title Benefit Amount shall be the product of the Allocated Value of the affected Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Exhibit A‑1 or Exhibit A‑2 with respect to such Property; provided, however, that if the Title Benefit does not affect a Property throughout the entire productive life of the Property, the Title Benefit Amount determined under this Section 3.9(b)(iii) shall be reduced to take into account the applicable time period only;
(iv)if a Title Benefit represents a right, circumstance, or condition of a type not described in subsections (i), (ii) or (iii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Property so affected (or in the event the Title Benefit is of the type discussed in clause (iv) of the definition of thereof, the Allocated Value of the Properties nearest by of the same or similar type and covering the same Target Formation(s)), the portion of Seller’s interest in the Property so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Property, the values placed upon the Title Benefit by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation; and
(v)notwithstanding anything to the contrary in this Article 3:
(A)an individual claim for a Title Benefit for which a valid claim notice is given prior to the Defect Claim Deadline shall only be taken into account under this Article 3 to offset Title Defect Amounts if the Title Benefit Amount with respect thereto exceeds Fifty Thousand Dollars ($50,000); provided, however, for purposes of determining whether the Title Benefit Amount of a Property that is a Lease exceeds Fifty Thousand Dollars ($50,000), the Title Benefit Amounts of all Properties that are a part of such Lease will be aggregated; and
(B)in no event shall the Purchase Price be increased in respect of any Title Benefit or Title Benefit Amount; rather the amount of all individual Title Benefits that individually exceed the threshold described in clause (v) above shall offset any downward adjustment to the Purchase Price to which Purchaser would otherwise be entitled pursuant to this Agreement in respect of Title Defects.
(c)The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:
(i)if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;
(ii)the Environmental Defect Amount shall include but shall not exceed the reasonable cost of the response required under Environmental Laws that addresses the applicable Environmental Defect with the most cost-effective Remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the continued, safe and prudent operation of the Affected Asset);
(iii)the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the Purchase Price hereunder; and
(iv)notwithstanding anything to the contrary in this Article 3:
(A)an individual claim for an Environmental Defect for which a valid claim notice is given prior to the Defect Claim Deadline shall only generate an adjustment to the Unadjusted Purchase Price if the Environmental Defect Amount with respect thereto exceeds One Hundred Thousand Dollars ($100,000);
(B)there shall be no adjustment to the Unadjusted Purchase Price for Environmental Defects unless and until the aggregate of all Environmental Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(c)(iv)(A) exceeds one and one-half percent (1.5%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds one and one-half percent (1.5%) of the Unadjusted Purchase Price.
3.10    Dispute Resolution.
(a)Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Title Defects, Title Benefits, Title Defect Amounts and/or Title Benefit Amounts (“Disputed Title Matters”), on or after a date that is ten (10) Business Days following the Closing Date, either Party may notify the other Party of its election to submit all remaining Disputed Title Matters to a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of Texas, as selected by mutual agreement of Purchaser and Seller (the “Title Arbitrator”) and thereafter the Parties shall promptly submit such remaining Disputed Title Matters to the Title Arbitrator. If Purchaser and Seller have not agreed upon a Person to serve as Title Arbitrator within ten (10) Business Days of a Party’s election to submit such Disputed Title Matters to the Title Arbitrator, the Parties shall, within five (5) Business Days after the end of such ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association (or in the event that there is no such office in Houston, Texas at such time, to any other office of the American Arbitration Association) to choose the Title Arbitrator and submit such Disputed Title Matters along with such application. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party orits Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Title Arbitrator’s fees and expenses incurred as Title Arbitrator.
(b)Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Environmental Defects and Environmental Defect Amounts (“Disputed Environmental Matters”), on or after a date that is ten (10) Business Days following the Closing Date, either Party may notify the other Party of its election to submit all remaining Disputed Environmental Matters to a reputable environmental consultant with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the State of Texas, as selected by mutual agreement of Purchaser and Seller (the “Environmental Arbitrator”) and thereafter the Parties shall promptly submit such remaining Disputed Environmental Matters to the Environmental Arbitrator. If Purchaser and Seller have not agreed upon a Person to serve as Environmental Arbitrator within ten (10) Business Days of a Party’s election to submit such Disputed Environmental Matters to the Environmental Arbitrator, the Parties shall, within five (5) Business Days after the end of such ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association (or in the event that there is no such office in Houston, Texas at such time, to any other office of the American Arbitration Association) to choose the Environmental Arbitrator and submit such Disputed Environmental Matters along with such application. The Environmental Arbitrator shall not have worked as an employee or outside consultant for any Party or its Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Environmental Arbitrator’s fees and expenses incurred as Environmental Arbitrator.
(c)In each case above, the arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.10. The Title Arbitrator’s or Environmental Arbitrator’s determination, as applicable, shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making their respective determinations, the Title Arbitrator and the Environmental Arbitrator shall be bound by the provisions of this Article 3 and may consider such other matters as, in the opinion of the Title Arbitrator or Environmental Arbitrator (as applicable), are necessary or helpful to make a proper determination. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including petroleum engineers. The Title Arbitrator and Environmental Arbitrator shall act as experts for the limited purpose of determining the specific Disputed Matters submitted by any Party, may only award Seller’s position or Purchaser’s position with respect to Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts (or a position in between Seller’s position and Purchaser’s position) and may not award damages, interest, fees or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases to any Title Arbitrator or Environmental Arbitrator pursuant to this Section 3.10. The fees and expenses of the Title Arbitrator and Environmental Arbitrator shall be paid by Seller, on the one hand, and by Purchaser, on the other hand, based upon the proportion as determined by such Title Arbitrator or Environmental Arbitrator, in each case, that the amount actually contested but not awarded to Seller or Purchaser, respectively, bears to the aggregate amount actually contested by Seller and Purchaser.
3.11    Notice to Holders of Consent and Preferential Purchase Rights. No later than ten (10) Business Days after the date hereof, Seller shall prepare and send (a) notices to the holders of any consents to the assignment of the Assets that may be triggered by the transactions contemplated by this Agreement (including to the holders of Material Consents that are set forth on Schedule 4.9(b) but excluding any consent or approval of Governmental Authorities customarily obtained after Closing) requesting consents to the transactions contemplated by this Agreement and (b) notices to the holders of any applicable preferential rights to purchase or similar rights requesting waivers of such rights, including those that are set forth on Schedule 4.9(a), in each case, in compliance with the terms of such rights. Seller shall use commercially reasonable efforts to cause any such consent to assignment of the Assets and such preferential right to purchase to be obtained and delivered or waived, as applicable, prior to Closing; provided, that except as provided in the following sentence, Seller shall not be required to make any payments or undertake any material obligations for the benefit of the holders of such rights in order to obtain the consents and waivers. Seller shall be obligated to pay any amount in accordance with the current University of Texas System/University Lands Rate and Damage Schedule to the extent necessary to obtain consents to assignment for an Asset. Purchaser shall use commercially reasonable efforts to cooperate with Seller in seeking to obtain such consents, approvals, permissions, and waivers; provided, that Purchaser shall not be required to make any payments or undertake any obligations or liabilities in order to obtain such consents, approvals, permissions and waivers.
3.12    Consent Requirements.
(a)Unless the Parties otherwise agree in writing, in no event shall there be transferred at Closing any Asset (other than a Right of Way) for which a Material Consent has not been obtained prior to Closing.
(b)In cases in which the Asset subject to such an un-obtained Material Consent is an Asset other than a Property, and Purchaser is assigned the Property or Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the un-waived Material Consent requirement, until the date of the final adjustment to the Unadjusted Purchase Price under Sections 8.4(b) or 8.4(c) (the “Final Adjustment Date”), the Parties shall continue to use commercially reasonable efforts to obtain the Material Consent so that such Asset can be transferred to Purchaser upon receipt of the Material Consent, and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Purchaser, Purchaser shall pay all amounts due thereunder or with respect thereto, and Purchaser shall be responsible for the performance of any obligations under or with respect to such Asset to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Material Consent is obtained. Notwithstanding the foregoing, except for payments by Seller in accordance with the current University of Texas System/University Lands Rate and Damage Schedule, neither Party shall be required to make any payments or undertake any material obligations for the benefit of the holders of any un‑obtained Material Consents subject to this Section 3.12(b). With respect to the Assets for which the un‑obtained Material Consent is not obtained by or before the Final Adjustment Date, Seller shall promptly reimburse Purchaser for the costs and expenses paid by Purchaser associated with such Assets and Purchaser shall promptly reimburse Seller for the revenues associated with such Assets.
(c)In cases in which the Asset subject to such a Material Consent requirement is a Property and the Material Consent to the transfer of such Property is not obtained by Closing, either Party may elect to exclude the Property subject to such Material Consent and, subject to the remainder of this Section 3.12(c), (i) the affected Property shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced at Closing by the Allocated Value of such Property, (iii) such Property shall be deemed to be deleted from Exhibit A‑1 and/or Exhibit A‑2 attached hereto and added to Schedule 1.3 attached hereto and (iv) such Property shall constitute an Excluded Asset for all purposes hereunder. If any such Material Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 2.3(b) is subsequently satisfied prior to the date of the final adjustment to the Unadjusted Purchase Price under Section 8.4(b) or Section 8.4(c), (A) Seller shall, promptly after such Material Consent requirement is satisfied, convey the applicable Property to Purchaser; (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Properties at Closing; (C) Purchaser shall, simultaneously with the conveyance of the applicable Property, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Property (or portion thereof) under this Agreement); and (D) such Property shall no longer be deemed to be (x) deleted from Exhibit A‑1 and/or Exhibit A‑2, (y) added to Schedule 1.3 attached hereto and (z) an Excluded Asset for any purposes hereunder. Notwithstanding the forgoing, in cases in which the Asset subject to such a Material Consent requirement is a Right of Way, such Right of Way shall nevertheless be assigned by Seller to Purchaser at Closing as part of the Assets, without adjustment to the Purchase Price in respect of such un-obtained consent, and Purchaser shall have no claim against, and Seller shall have no liability for, the failure to obtain such consent (provided that the forgoing shall not limit Purchaser’s remedies under this Agreement with respect to a breach by Seller of its covenants in Section 3.11).
(d)If Seller fails to obtain a consent prior to Closing and such consent is not a Material Consent, then the Asset (or the portion thereof) subject to such un-obtained consent shall nevertheless be assigned by Seller to Purchaser at Closing as part of the Assets, without adjustment to the Purchase Price in respect of such un-obtained consent, and Purchaser shall have no claim against, and Seller shall have no liability for, the failure to obtain such consent (provided that the forgoing shall not limit Purchaser’s remedies under this Agreement with respect to a breach by Seller of its covenants in Section 3.11).
3.13    Preferential Purchase Rights.
(a)Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Section 8.1 on the dates set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, adjusted as set forth herein.
(b)If any preferential right to purchase any Asset is validly exercised prior to Closing, (i) the affected Asset shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset, (iii) such Asset shall be deemed to be deleted from the Exhibits attached hereto and added to Schedule 1.3 attached hereto, (iv) such Asset shall constitute an Excluded Asset for all purposes hereunder, and (v) Seller shall convey the affected Asset to the preferential right holder on the terms and provisions set out in the applicable preferential right provision and shall be entitled to the consideration paid by such holder.
(c)Should a third Person fail to validly exercise or waive its preferential right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver has not yet expired by Closing, then (i) such Assets (or portions thereof) shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced by the Allocated Value of each such Asset (or portion thereof); (iii) each such affected Asset (or portion thereof) shall be subject to the remainder of this Section 3.13(c) and Section 3.13(d), and (iv) Seller shall continue to use commercially reasonable efforts (without the obligation to make any payments or undertake any obligations for the benefit of the holders of such preferential rights to purchase) to obtain the waiver of the preferential purchase right and shall continue to be responsible for the compliance therewith. Should the holder of the preferential purchase right validly exercise the same after Closing, (A) such affected Asset shall be deemed to be deleted from the Exhibits attached hereto and added to Schedule 1.3 attached hereto, (B) such Asset (or portion thereof) shall constitute an Excluded Asset for all purposes hereunder, and (C) Seller shall convey the affected Asset (or portion thereof) to the preferential right holder on the terms and provisions set out in the applicable preferential right provision and Seller shall be entitled to the consideration paid by such holder.
(d)In the event that, after Closing, a preferential purchase right with respect to an Asset (or portion thereof) not conveyed to Purchaser at Closing pursuant to Section 3.13(c) is waived or the time for exercise of such right has expired pursuant to its terms without exercise in writing by the holder thereof, (i) Purchaser shall purchase the affected Asset (or portion thereof) on the terms set forth in this Agreement at a delayed closing which shall occur within ten (10) Business Days following the date on which Seller obtains such waiver, or the time period for exercising the applicable preferential right has expired (which date shall, with respect to such Asset, or portion thereof, be considered to be the Closing Date), (ii) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Asset at such delayed Closing; and (iii) Purchaser shall, simultaneously with the conveyance of the applicable Asset (or portion thereof), pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Property under this Agreement) to Seller and (iv) such Asset shall no longer be (A) deemed to be deleted from the Exhibits attached hereto, (B) added to Schedule 1.3 attached hereto and (C) an Excluded Asset for any purposes hereunder. Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3 with respect to the affected Asset (or portion thereof), if any, shall be calculated from the period from and after the Effective Time to the date of the conveyance, and the net amount of such adjustment, if positive, shall be paid by Purchaser to Seller, and, if negative, by Seller to Purchaser at the delayed Closing.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser the following as of the Execution Date and Closing Date:
4.1    Seller.
(a)Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified to conduct business in the State of Texas.
(b)Seller has the power to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).
(c)The execution, delivery, and performance of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller), and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(d)Except (x) as disclosed on Schedule 4.9(a) and Schedule 4.9(b) and (y) assuming all consents, approvals, authorizations, filings, notifications and other actions disclosed on Schedule 4.9(a) and Schedule 4.9(b) have been made or obtained, the execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement do not (i) violate any provision of the certificate of incorporation or bylaws, as applicable, of Seller, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance (except for Permitted Encumbrances) or give rise to any right of termination, cancellation, or acceleration under any material agreement, contract, commitment, license, note, bond, mortgage, indenture, or other material instrument to which Seller is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) violate any Laws applicable to Seller, except any matters described in clauses (iii) or (iv) above that would not have a Material Adverse Effect.
4.2    Litigation. Except as set forth on Schedule 4.2: (a) there are no actions, charges, suits, or proceedings pending, or, to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator with respect to the Assets; and (b) there are no actions, charges, suits, or proceedings pending, or, to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator against Seller or its Affiliates, which are reasonably likely to impair or delay materially Seller’s ability to perform its obligations under this Agreement.
4.3    Taxes and Assessments. Except as disclosed on Schedule 4.3:
(a)all Asset Taxes that have become due and payable have been duly and timely paid, in full and all Tax Returns required to be filed by Seller with respect to such Asset Taxes have been duly and timely filed;
(b)there is not currently in effect any extension or waiver of any statute of limitations in any jurisdiction regarding the assessment or collection of any Asset Tax;
(c)there are no liens (other than Permitted Encumbrances) on any of the Assets attributable to unpaid Taxes;
(d)no audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and Seller has not received written notice of any pending claim against it from any applicable Governmental Authority for assessment of Asset Taxes and, to Seller’s knowledge, no such claim has been threatened;
(e)none of the Assets are subject to any Tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; and
(f)all of the Assets, to the extent required to be included on any applicable property Tax roll under any applicable Law, have been properly listed and described on the applicable property Tax rolls prior to and including the Closing Date and no portion of the Assets constitutes omitted property for property Tax purposes.
4.4    Compliance with Laws. Except with respect to Environmental Laws and Tax Laws, and except as disclosed on Schedule 4.4, Seller’s ownership, use and operation of the Assets is in material compliance with all applicable Laws (including, with respect to The University of Texas System/University Lands Assets, any rules, plans, management plans, manuals, field manuals or rate and/or damage schedules or similar materials of The University of Texas System/University Lands).
4.5    Material Contracts. Schedule 4.5 lists all Material Contracts as of the Execution Date. Except as disclosed on Schedule 4.5, neither Seller, nor, to Seller’s knowledge, any other Person, is in material default under any Material Contract. Except as disclosed on Schedule 4.5, all Material Contracts are in full force and effect and constitute legal, valid and binding obligations of Seller. Except as disclosed on Schedule 4.5, no written notice of default or breach has been received or delivered by Seller under any Material Contract, the resolution of which is outstanding as of the date hereof, and there are no current notices received by Seller of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract. Seller has provided or made available to Purchaser complete and accurate copies of all Material Contracts (including any and all amendments and supplements thereto) prior to the Execution Date.
4.6    Permits. Seller has all material permits, certificates, licenses approvals, and authorizations under applicable Laws necessary for its ownership or operation of the Assets as currently owned and operated by Seller (the “Permits”). No written notice of violation of the terms of such Permits has been received by Seller, the resolution of which is outstanding as of the date hereof.
4.7    Payments for Production. Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, similar arrangements established in the Leases or reflected on Exhibit A‑1 or Exhibit A‑2 minimum throughput commitments, imbalances covered by Section 4.8, and gas balancing agreements or other agreements relating to any of the foregoing), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.
4.8    Imbalances. Except as set forth on Schedule 4.8, as of the date set forth on Schedule 4.8, Seller does not have any material production, transportation, plant, or other imbalances with respect to production from the Properties.
4.9    Consents and Preferential Purchase Rights.
(a)Except as set forth on Schedule 4.9(a), there are no preferential rights to purchase, rights of first offer, rights of first refusal or similar rights which, in each case, may be applicable to the sale of the Properties by Seller as contemplated by this Agreement.
(b)Except as set forth on Schedule 4.9(b) and except for consents or approvals of Governmental Authorities customarily obtained after Closing, there are no consents to assignment or similar rights which may be applicable to the sale of the Properties by Seller as contemplated by this Agreement.
4.10    Liability for Brokers’ Fees. Purchaser shall not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Seller for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.
4.11    Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending or, to Seller’s knowledge, threatened against Seller (whether by Seller or a third Person).
4.12    Wells and Equipment; Purchaser Responsibility Suspense Amounts; Personal Property.
(a)Except as set forth on Schedule 4.12(a), no Well is subject to penalties on allowables after the Effective Time because of any overproduction or any other violation of Laws;
(b)Except as shown on Schedule 4.12(b)(i), there are currently pending no written request or written demands received by Seller for material payments or material adjustments of payments, or performance pursuant to material obligations under the Leases. As of the Execution Date, there are no Purchaser Responsibility Suspense Amounts.
(c)Each Well operated by Seller and, to Seller’s knowledge, each Well that is operated by a third Person, has been drilled and completed in all material respects in a manner that is within the limits permitted by all applicable Leases (excluding any allocation Wells drilled pursuant to permits from the applicable Governmental Authority), Contracts and permits with a Governmental Authority.
(d)Except as described on Schedule 4.12(d), the Properties operated by Seller and, to Seller’s knowledge, the Properties operated by a third Person, do not contain any dry holes, or shut in or otherwise inactive wells that Seller is currently obligated by applicable Law to plug or abandon, other than wells that have been plugged and abandoned in accordance with all applicable Laws.
(e)Seller has defensible title to, or a valid leasehold interest in, all Equipment and other personal property included in the Assets, free and clear of any liens, encumbrances, obligations, or defects except for Permitted Encumbrances.
(f)No material part of any Hydrocarbon or water gathering, transportation or disposal system included in the Assets is located on lands that are not subject to either (i) a permit, license or other contractual right included in the Assets permitting the location of such system on the lands covered by such permit, license or other contractual right or (ii) a real property interest included in the Assets. Seller is not in material breach, and, to Seller’s knowledge, no counterparty is in material breach, under any instrument under which Seller holds title to any real property interest associated with any such systems.
(g)To Seller’s knowledge, other than normal wear and tear, the Equipment is in good and operational condition adequate to use or operate the Assets in accordance with past practices.
4.13    Non-Consent Operations. Except as set forth on Schedule 4.13 or Exhibit A‑2, Seller has not elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.
4.14    Outstanding Capital Commitments; Payout Balances. Except as set forth on Schedule 4.14, as of the Execution Date, there are no outstanding authorities for expenditure which are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by the owner of the Properties after the Closing Date in excess of Two Hundred Thousand Dollars ($200,000), net to the interest of Seller. As of the date of this Agreement, the payout balance for each Well operated by Seller and, to Seller’s knowledge, for each Well operated by a third Person is reflected in Schedule 4.14 as of the respective date shown thereon.
4.15    Hedges. There are no Hedges that will be binding on the Assets after Closing.
4.16    Environmental.
(a)Except as shown on Schedule 4.16, (i) in the five (5) year period immediately prior to the Execution Date, the Assets have been in compliance with Environmental Laws in all material respects (other than any non-compliance that has been previously cured or otherwise resolved), (ii) Seller and its Affiliates have not received any written notice of violation of, alleged violation of or non-compliance with any Environmental Laws relating to the Assets where such violation has not been previously cured or otherwise resolved to the satisfaction of the relevant Governmental Authority and for which Seller has no further material obligations outstanding, (iii) there has been no release of Hazardous Substances on or from the Assets for which remedial or corrective action has not been taken pursuant to Environmental Laws or that has not been previously cured or otherwise resolved, and (iv) Seller and its Affiliates have not entered into, and the Assets are not subject to, any agreements, consents, administrative order, consent order, orders, decrees or judgments of any Governmental Authority, that are based on any Environmental Laws and that relate to the current or future use, ownership or operation of any of the Assets and that impose outstanding or ongoing material obligations.
(b)Copies of all final written reports of environmental site assessments and/or compliance audits by a third Person on behalf of Seller or that are in Seller’s possession or control, in each case, that have been prepared in the three (3) years prior to the Execution Date, and that identify or address any material environmental defect or condition affecting the Assets have been made available for inspection by Purchaser.
(c)Without limitation of Section 3.4(c), this Section 4.16 constitutes Seller’s sole representation and/or warranty regarding Hazardous Substances or the environmental condition of, or any of or Seller’s compliance with, or violation of, Environmental Laws regarding the Assets or Seller’s business with respect to the Assets.
4.17    Credit Support Obligations. Schedule 4.17 sets forth a complete and accurate list of all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by Seller or any of its Affiliates in support of the obligations of Seller and its Affiliates to any Governmental Authority, contract counterparty or other Person related to the ownership or operation of the Assets (collectively, the “Credit Support”).
4.18    Leases.
(a)To Seller’s knowledge, except as set forth on Schedule 4.18(a), neither Seller nor any Affiliate of Seller has received from any other party to any Lease any unresolved written notice stating a reasonable basis to terminate, forfeit or unilaterally modify such Lease and, to the knowledge of Seller, no event has occurred which (with notice or lapse of time, or both) would constitute a material breach under any Lease or that entitles Seller or any other party to such Lease to terminate such Lease.
(b)Except as set forth on Schedule 4.18(b), none of the Leases are subject to any unfulfilled obligations to drill any commitment wells after the primary term thereof.
(c)Schedule 4.18(c) sets forth those Leases that are currently being maintained by the payment of shut-in royalties in lieu of operations or production.
4.19    Royalties. To Seller’s knowledge, during the past one (1) year and except as set forth on Schedule 4.19, all material Royalties with respect to the Assets have been or will be properly and timely paid (or constitute Suspense Amounts), or if not paid, are being contested in good faith in the normal course of business.
4.20    Lease Extensions. As of the Execution Date, Schedule 4.20 sets forth each Lease that has been extended since the Effective Time and the amount of any costs or expenses paid by or on behalf of Seller to any third Person for such extension (net to Seller’s interest in the Assets).
4.21    Limitations.
(a)WITHOUT LIMITING PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11 AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE 4, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND BILL OF SALE, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(E), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR AND REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS, OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE, OR ADVISOR OF SELLER OR ANY OF ITS OR THEIR AFFILIATES).
(b)WITHOUT LIMITING PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11 AND Except FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE 4, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND BILL OF SALE, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(E),
SELLER MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OF SELLER, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (X) COMPLIANCE WITH ANY ENVIRONMENTAL LAW, THE ENVIRONMENTAL CONDITION OF ANY OF THE ASSETS, OR THE PRESENCE OF HAZARDOUS SUBSTANCES AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE TO ENTER INTO THIS AGREEMENT. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
(c)Any representation “to the knowledge of Seller” or “to Seller’s knowledge” is limited to matters within the actual knowledge, without any duty of inquiry or investigation, of the individuals identified on Schedule 4.21.
(d)Inclusion of a matter on any of the Schedules which are referenced in this Article 4 (such Schedules, the “Seller Disclosure Schedules”) with respect to a representation or warranty that addresses materiality or matters having a Material Adverse Effect shall not be deemed an indication that such matter is or may be material or does, or may, have a Material Adverse Effect. Seller Disclosure Schedules may include matters not required by the terms of the Agreement to be listed on the schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter scheduled on any of the Seller Disclosure Schedules as an exception for any representation and/or warranty shall be deemed to be an exception to all representations and/or warranties for which it is relevant. The fact that any item of information is scheduled on any of the Seller Disclosure Schedules is not an admission of liability of any kind to any third Person or Governmental Authority.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller the following as of the Execution Date and Closing Date:
5.1    Existence and Qualification. Purchaser is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified to conduct business in the State of Texas.
5.2    Power. Purchaser has the power to enter into and perform this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).
5.3    Authorization and Enforceability. The execution, delivery, and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser), and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.4    No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement, will not (a) violate any provision of the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other governing instruments of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest or (d) violate any Law applicable to Purchaser, except any matters described in clauses (b), (c), or (d) above which would not adversely affect the Purchaser, its properties or the Assets or the use, operation, or value thereof in any material respect.
5.5    Consents, Approvals or Waivers. Except for any consent or approval of Governmental Authorities customarily obtained after Closing and consents to the assignment of the Assets, the execution, delivery, and performance of this Agreement by Purchaser will not be subject to any consent, approval, or waiver from any Governmental Authority or other third Person.
5.6    Litigation. There are no actions, suits, or proceedings pending, or, to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair or delay materially Purchaser’s ability to perform its obligations under this Agreement.
5.7    Financing. Purchaser has, or will have, sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to (a) fund the Deposit on the Execution Date, and (b) pay at Closing the Closing Payment to Seller.
5.8    Investment Intent. Purchaser is acquiring the Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.
5.9    Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that, subject to the restrictions on access to the Assets set forth in this Agreement, (a) it has completed such independent investigation, verification, analysis, and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) prior to Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it deems necessary or appropriate to consummate the transactions contemplated hereby. Except for the representations and warranties expressly made by Seller in Article 4 of this Agreement, the Assignment and Bill of Sale, or the certificate to be delivered to Purchaser pursuant to Section 8.2(e) of this Agreement, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the financial condition, liabilities, operations, business, or prospects of the Assets and that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis, and evaluation. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser, and, except as set forth in Article 10, Purchaser is not entitled to cancel, terminate, or revoke this Agreement.
5.10    Liability for Brokers’ Fees. Seller shall not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Purchaser for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or transaction contemplated hereby.
5.11    Qualification; Bonding. Without limiting Section 6.6(b), Purchaser is, or as of the Closing will be, qualified under applicable Laws to hold Leases, Rights of Way, and other rights included in the Assets which are issued by any applicable Governmental Authority. Purchaser has, or as of the Closing will have, posted such bonds and other financial assurances, and provided such evidence of financial responsibility, as may be required by Governmental Authorities for the ownership and operation of the Assets.
5.12    Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser (whether by Purchaser or a third Person).
ARTICLE 6
COVENANTS OF THE PARTIES
6.1    Access.
(a)Upon execution of this Agreement until the Closing Date, subject to the limitations expressly set forth in this Agreement (including Section 3.4), Seller shall provide Purchaser and its representatives reasonable access to the Assets operated by Seller and access to and the right to copy, at Purchaser’s sole expense, the Records in Seller’s possession, but only to the extent that Seller may do so without (i) violating applicable Laws, (ii) violating any confidentiality or access obligations to any third
Person and (iii) waiving any legal privilege of Seller or any of its Affiliates; provided, however, that Seller shall use commercially reasonable efforts to (x) request from any third Person operator any consents or waivers necessary for Purchaser’s representatives to gain access to the Assets not operated by Seller or its Affiliates and (y) request from third Persons that Purchaser be granted access to such Assets or Records subject to such confidentiality obligations.
(b)Such access by Purchaser shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that reasonably minimizes interference with the operation of the business of Seller and any applicable third Person operator. All investigations and due diligence conducted by Purchaser or any of Purchaser’s representatives shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s representatives shall result from Purchaser’s own independent review and judgment. Seller shall use reasonable efforts (but without the obligation to incur any out-of-pocket costs, expenses, or the obligation to undertake any liability or other material obligations to or by Seller) to obtain permission for Purchaser to gain access to third Person operated Properties to inspect the condition of the same. Seller or its designee shall have the right to accompany Purchaser and its representatives whenever they are on site on the Assets.
6.2    Notification of Breaches. Without limiting the Seller Group’s or Purchaser Group’s right to indemnification or to assert its right to seek indemnification, as applicable, pursuant to Article 11, until the Closing:
(a)Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect; and
(b)Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.
If either party has notice that (i) any of the other Party’s representations or warranties are untrue or shall become untrue in any material respect between the date hereof and the Closing Date, or (ii) any of the other Party’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but, in each case, if such breach of representation, warranty, covenant, or agreement shall (if curable) be cured to the reasonable satisfaction of the non-breaching Party on or before the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.
6.3    Press Releases. Until the Closing, neither Seller nor Purchaser, nor any Affiliate thereof, shall make any press release or public disclosure or statement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of Purchaser (in the case of announcements by Seller or its Affiliates) or Seller (in the case of announcements by Purchaser or its Affiliates); provided, however, the foregoing shall not apply to press releases or disclosures (i) by Purchaser or Seller to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (ii) by Purchaser or Seller to Governmental Authorities (including The University of Texas System/University Lands) and third Persons holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents and (iii) by Purchaser or Seller to such Party’s investors and prospective investors, such Party’s employees and other Persons, provided such press releases and disclosures by a Party pursuant to this clause (iii) do not identify the name of the other Party. Seller and Purchaser shall each be liable for the compliance of its respective Affiliates. The Parties agree that neither Purchaser nor Seller will have an adequate remedy at law if any of the foregoing Persons violate (or threaten to violate) any of the terms of this Section 6.3. In such event, Purchaser or Seller, as applicable, shall have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.3.
6.4    Operation of Business. From the Execution Date until the Closing, except (i) for the operations covered by capital commitments described on Schedule 4.14, (ii) as permitted or otherwise contemplated by this Agreement, (iii) for emergency action taken in the face of serious risk to life, property or environment, or (iv) as otherwise approved in writing by Purchaser, Seller shall:
(a)not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except for (i) sales and dispositions of Hydrocarbons in the ordinary course of business, (ii) sale of equipment and materials made in the ordinary course of business with a fair market value not exceeding, in the aggregate, Two Hundred Thousand Dollars ($200,000), (iii) sales and dispositions of obsolete or unusable personal property and (iv) other sales and dispositions of properties with a fair market value not exceeding, in the aggregate, Two Hundred Thousand Dollars ($200,000);
(b)not terminate (unless such Material Contract terminates pursuant to its stated terms), materially amend, execute, enter into, or extend any Contract that is (or upon execution would be) a Material Contract;
(c)maintain insurance coverage on the Assets in the amount and of the types currently maintained by Seller and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating, unit operating, or similar Contract;
(d)operate and maintain the Assets in the usual, regular and ordinary manner consistent with past practice and, with respect to any Assets operated by Seller or its Affiliates, as a reasonably prudent operator, in compliance, in all material respects, with all applicable Laws, Permits, Contracts and Leases;
(e)maintain the books of account and records (including the Records) relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;
(f)maintain, in all material respects, all material Permits and approvals of any Governmental Authority affecting the Assets;
(g)not materially amend any Lease (provided that Seller may enter into amendments to Leases for the purposes of lease extensions that do not result in extensions fees exceeding, in the aggregate, Three Hundred Thousand Dollars ($300,000));
(h)not elect to go non-consent pursuant to a joint operating agreement as to any proposed operation on any of the Leases or Wells;
(i)not voluntarily relinquish its position as operator to anyone other than Purchaser (or an Affiliate of Purchaser) with respect to any of the Assets operated by Seller, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or applicable Law;
(j)maintain in full force and effect in all material respects each Lease for which there is an Allocated Value greater than zero Dollars (except for any Lease that fails to remain in full force and effect due to the expiration of its primary term, so long as Purchaser provides Seller the opportunity to attempt to extend such Lease beyond its expiring primary term);
(k)not grant or permit any encumbrances on the Assets, except Permitted Encumbrances;
(l)not plug or abandon any well located on the Assets unless required by Law or Contract;
(m)not waive, compromise or settle any material right or material claim with respect to any of the Assets, except to the extent such right is an Excluded Asset or such claim is a Retained Obligation;
(n)submit to Purchaser for prior written approval, all requests for operating or capital expenditures relating to the Assets that involve individual commitments of more than Two Hundred Thousand Dollars ($200,000);
(o)notify Purchaser of any opportunity Seller receives in writing to participate in any acquisition of Assets or Lease extensions pursuant to any area of mutual interest or similar agreement; and
(p)not commit or enter into an agreement with respect to any matter that is prohibited by the foregoing.
Requests for approval of any action restricted by this Section 6.4 shall be delivered to the following individual, which requests may be delivered electronically to such individual’s email address set forth below (provided that receipt of such email is requested and received, including automatic receipts), each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Sequitur Permian, LLC
2050 W. Sam Houston Parkway S. Suite 1850
Houston, Texas 77042
Attn: Scott D. Josey
Phone: 713-395-3001
Fax: 713-395-3099
Email: sjosey@sequiturenergy.com
Purchaser’s approval of any action restricted by this Section 6.4 shall not be unreasonably withheld or delayed and shall be considered granted in full within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of delivery of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period; provided, that Purchaser’s consent with respect to the matters addressed in Sections 6.4(a) and 6.4(i) may be withheld in Purchaser’s sole discretion. Notwithstanding the foregoing provisions of this Section 6.4, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter. Purchaser acknowledges that Seller owns undivided interests in the Assets and may not be the operator of all of the Assets, and Purchaser agrees that the acts or omissions of third Persons (including the applicable operators of the Assets) who are not Affiliates of Seller shall not constitute a violation of the provisions of this Section 6.4, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller and its controlled Affiliates have voted their respective interests in a manner consistent with the provisions of this Section 6.4. Any matter approved (or deemed approved) by Purchaser pursuant to this Section 6.4 that would otherwise constitute a breach of one or more of Seller’s representations and warranties in Article 4 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.
6.5    Indemnity Regarding Access. Prior to Closing, Purchaser’s access to the Assets and its (and its Affiliates and representatives) examinations and inspections, whether under Section 6.1, Section 3.4, or otherwise, shall be at Purchaser’s sole risk, cost, and expense, and Purchaser WAIVES AND RELEASES ALL CLAIMS AGAINST SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS, AGENTS, OR OTHER REPRESENTATIVES, ARISING IN ANY WAY THEREFROM, OR IN ANY WAY CONNECTED THEREWITH, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS. Subject to Purchaser Group’s right to indemnification under Article 11, Purchaser agrees to indemnify, defend, and hold harmless Seller and its Affiliates, the other owners of interests in the Properties, and all such Persons’ directors, officers, employees, agents, and representatives from and against any and all Damages, including Damages attributable to personal injury, death, or property damage, arising out of, or relating to, access to the Assets prior to the Closing by Purchaser, its Affiliates, or its or their respective directors, officers, employees, agents, or representatives, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS AND EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO, ARISE OUT OF OR ARE IN CONNECTION WITH CONDITIONS EXISTING ON OR WITHIN OR ATTRIBUTABLE TO THE ASSETS PRIOR TO THE EXECUTION DATE.
6.6    Governmental Reviews.
(a)Seller and Purchaser shall each in a timely manner make (or cause their applicable Affiliates to make) (i) all required filings, and prepare applications to, and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Purchaser and Seller shall each bear one-half of the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Purchaser, Seller, or any Affiliate of any of them is required to make the payment.
(b)On or before the Closing Date, Purchaser shall have posted or obtained such Credit Support from Governmental Authorities or that is otherwise set forth on Schedule 4.17 in each case as may be required for the ownership of the Assets, and shall provide Seller with evidence of the same.
(c)Promptly after Closing, Purchaser (with the assistance of Seller, subject to Section 12.3) shall (i) record all assignments executed at Closing in the records of the applicable Governmental Authority, (ii) actively pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Purchaser and (iii) actively pursue all consents and approvals customarily obtained after closing as may be required to properly assign and transfer the Assets from Seller to Purchaser.
6.7    Further Assurances. After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
6.8    Operatorship. Within ten (10) Business Days following Closing, Seller will send out notifications of its resignation as operator under any Contracts, effective as of the Closing Date and conditioned upon Closing of this Agreement, for all Properties Seller or any of its Affiliates currently operate and is selling to Purchaser pursuant to this Agreement. Seller makes no representation and/or warranty to Purchaser as to the transferability or assignability of operatorship of such Properties, but Seller shall use its commercially reasonable efforts to (i) cooperate with Purchaser and (ii) cause operatorship of the Assets to be transferred to Purchaser. Purchaser acknowledges that the rights and obligations associated with such Properties are governed by applicable agreements and that operatorship will be determined by the terms of those agreements. Notwithstanding anything to the contrary contained in this Section 6.8, the Parties shall execute Texas Railroad Commission Form P-4s for all Wells currently operated by Seller or its Affiliates, naming Purchaser (or its designated Affiliate) as operator of such Wells with the Texas Railroad Commission at Closing as provided in Article 8.
6.9    Satisfaction of Closing Conditions. Subject to the other terms and conditions of this Agreement, each Party agrees to use commercially reasonable efforts (except where a different standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to ensure (to the extent possible) the satisfaction of its conditions to Closing set forth in Section 7.1 (with respect to Purchaser) or Section 7.2 (with respect to Seller).
6.10    Confidentiality. Seller and Purchaser each acknowledge that confidential information of the other may be disclosed to, made available to, or otherwise obtained by such Party (in its capacity as the recipient of such confidential information, the “Receiving Party”), whether prior to or after the date of this Agreement. Receiving Party shall hold such information in accordance with the terms of the Confidentiality Agreement; provided that the phrase “enter into a definitive agreement” in the first sentence of Section 12 of the Confidentiality Agreement shall be disregarded and the terms of the Confidentiality Agreement as they apply to this Section 6.10 shall not terminate until the Closing (if the Closing occurs). Notwithstanding anything to the contrary contained therein, if the Closing should occur, the confidentiality obligations with respect to Purchaser and its representatives in the Confidentiality Agreement shall continue with respect to the Excluded Assets but not otherwise and shall be deemed terminated for all purposes with respect to the Assets.
6.11    Tag Rights.
(a)Purchaser acknowledges that Seller’s sale of the Assets is subject to the tag along rights set forth in the agreements identified as tag-along right agreements on Schedule 4.5 (each, a “Tag Rights Agreement”). As a material obligation of Purchaser hereunder, Purchaser agrees to purchase all interests of any holder of such tag along rights (each, a “Tag Rights Seller”) if (i) Seller complies with the provisions of Section 6.11(b) and (ii) such Tag Rights Seller timely and properly exercise such tag along rights in compliance with its Tag Rights Agreement.
(b)Promptly upon execution of this Agreement, Seller shall send to each Tags Rights Seller, in forms reasonably acceptable to Purchaser, a notice of Seller’s intent to sell and Purchaser’s intent to purchase the interests of each Tag Rights Seller, in each case, in compliance with the applicable Tag Rights Agreement (each, a “Tag Rights Notice”), and Purchaser shall offer to purchase all of such Tag Right Seller’s right title and interest in and to the properties subject to the Tag Rights Agreement using the form of offer attached hereto as Exhibit F. Seller shall promptly provide Purchaser updates as to the status (and copies) of the delivery of the Tag Rights Notices and any written correspondence, elections or waivers among Seller and each Tag Rights Seller regarding such Tag Right Seller’s tag right.
6.12    Amendment to Schedules. Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement, or amend the Seller Disclosure Schedules to the representations and warranties of Seller with respect to any matter hereafter arising or (with respect to a representation or warranty qualified by Seller’s knowledge) discovered which, if existing or (if applicable) known at the Execution Date or thereafter, would have been required to be set forth or described in such Seller Disclosure Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7.2 have been fulfilled, the Disclosure Schedules attached to this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement, or amendment thereto; provided, however, that if (a) if any matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing would, individually or in the aggregate, constitute a breach of any of the representations or warranties of Seller set forth in Article IV such that Purchaser’s conditions to Closing set forth in Section 7.2 are not satisfied, (b) Seller certifies to Purchaser in writing that such condition(s) remain unsatisfied and (c) Purchaser nonetheless elects to proceed with the Closing and the Closing occurs, then all matters disclosed pursuant to any such addition, supplement, or amendment at or prior to the Closing shall be waived and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise; provided further, however, that nothing in this Section 6.12 shall be deemed to limit or otherwise affect Purchaser’s indemnification rights under Section 11.2(b)(i) with respect to clause (c) of the definition of Retained Obligations.
6.13    Seller Indebtedness. Seller shall use reasonable efforts to obtain on or prior to the Closing Date releases and terminations (including UCC-3 termination statements) of any mortgages, deeds of trust, assignments of production, financing statements, and fixture filings with respect to existing indebtedness of Seller or its Affiliates secured by the Assets, which releases and terminations shall be in form and substance reasonably satisfactory to Purchaser.
6.14    Audits and Filings.
(a)From and after the Execution Date until the date that is two (2) years after the Closing Date, Seller shall cooperate (and shall use reasonable efforts to cause its Affiliates to cooperate) with Purchaser and its Affiliates and their respective agents and representatives to provide information that is within its possession or, if such information is in the possession of third Persons, which it can obtain or cause to be provided without unreasonable effort or expense, regarding the Assets to the extent Purchaser believes it is reasonably necessary for Purchaser and its Affiliates in connection with any filings, financial statements relating to the Assets or to Seller or its Affiliates meeting the requirements of Regulation S-X promulgated by the SEC, along with any documentation attributable to or relating to the Assets required to complete any audit associated with such financial statements.
(b)Without limiting the generality of Section 6.14(a), from and after the Execution Date, Seller shall, and shall use its reasonable efforts to cause its Affiliates to, cooperate with the independent auditors chosen by Purchaser (“Purchaser’s Auditor”) in connection with any audit by
Purchaser’s Auditor of any financial statements relating to the Assets that Purchaser or any of its Affiliates reasonably requests and that is necessary to comply with the requirements of applicable securities Laws or other Tax, financial or reporting requirements. Such cooperation will include (i) reasonable access to Seller’s officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be reasonably required by Purchaser’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) delivery of one or more customary representation letters from Seller to Purchaser’s Auditor that are reasonably requested by Purchaser to allow such auditors to complete an audit (or review of any financial statements), and to issue an opinion acceptable to Purchaser’s Auditor with respect to an audit or review of those financial records required pursuant to this Section 6.14(b) and (iii) using reasonable efforts to obtain the consent of the independent auditor of Seller that conducted any audit of such financial statements to be named as an expert in any report filed by Purchaser with the U.S. Securities and Exchange Commission. Purchaser will reimburse Seller promptly, but not later than ten (10) Business Days after receipt of demand in writing therefor, for any reasonable out-of-pocket costs and expenses incurred by Seller or its Affiliates (or their respective accountants and auditors) in complying with the provisions of Section 6.14. Notwithstanding the foregoing, nothing herein shall expand Seller’s representations, warranties, covenants, or agreements set forth in this Agreement or give Purchaser, its Affiliates, or any third Person any rights to which it is not entitled hereunder.
(c)For a period of three (3) years following the Closing Date, Seller shall, and shall cause its respective Affiliates to, retain all books, records, information and documents in its or their possession that are reasonably necessary to prepare and audit financial statements with respect to the Assets, except to the extent originals or copies thereof are transferred to Purchaser in connection with Closing. Purchaser shall indemnify and hold harmless Seller Group from and against any and all Damages suffered or incurred by them arising from any claims by third Persons or Governmental Authorities against them in connection with any action taken by them at the request of Purchaser pursuant to Section 6.14 or in connection with the arrangement of any financings or securities offerings and any filing made pursuant to applicable securities Laws or other disclosures in connection with any such financings or securities offerings, except to the extent such Damages arise as a result of the gross negligence or intentional misconduct of any member of the Seller Group.
6.15    Non-Negotiation. From and after the Execution Date up to and including the Closing Date (or earlier termination of this Agreement), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (a) actively market the sale of any material portion of the Assets to any Person other than Purchaser or its Affiliates (an “Acquisition Transaction”), (b) solicit or initiate negotiations, submissions of proposals or offers in respect of any Acquisition Transaction, or (c) permit any Person (other than Purchaser and its Affiliates and their respective advisors) to conduct any on-site diligence with respect to the Assets for the purposes of an Acquisition Transaction.
6.16    Personnel.
(a)Schedule 6.16 sets forth a list of employees of Seller or its Affiliate who may be considered for employment by Purchaser or its Affiliates (collectively, the “Available Employees”). Seller shall make available for interview by Purchaser or its Affiliates, at Purchaser’s request, the Available Employees within five (5) days after the Execution Date.  In the event that Purchaser chooses to interview an Available Employee prior to the Closing (an “Interview”), Purchaser shall have the right, but not the obligation, at the sooner of (i) fourteen (14) Business Days after the Interview or (ii) ten (10) days prior to Closing, to make a written offer of employment or consultancy (as an employee, contractor or consultant) to an Available Employee that is conditioned on the occurrence of the Closing, as further described in Section 6.16(b). Any such offer of employment shall include employment terms that credit employment service with Seller and its Affiliates under the employee benefit plans maintained by Purchaser or its Affiliate for purposes of eligibility and vesting (but not for benefit accruals). No such offer of employment or consultancy shall be for employment or consultancy that begins prior to the Closing.
(b)To the extent that Purchaser intends to make any offer to any of the Available Employees, Purchaser shall provide written notice of the offer (and the terms and conditions thereof, including the proposed term, compensation and benefits offered) to Seller.  If, within one (1) year after Closing, Purchaser intends to make any offer of employment or consultancy (as employee, contractor or consultant) to any Available Employee that did not become an employee or consultant to the Purchaser at the Closing, Purchaser will provide Seller with written notice at least five (5) Business Days prior to making any such offer (and the terms and conditions thereof, including the proposed term, compensation and benefits offered).
(c)Seller and Purchaser acknowledge and agree that all provisions contained in Section 6.16 are included for the sole benefit of Seller and Purchaser and that nothing contained herein, express or implied, is intended to (i) confer upon any Person (including any Available Employee) any right to an offer of employment or continued employment for any period or continued receipt of any specific employee benefit, (ii) constitute an amendment to or any other modification of any employee benefit plan, program or agreement of any kind or (iii) create any third party beneficiary or other rights in any other Person, any participant in any benefit plan or any dependent or beneficiary thereof.  Nothing in this Agreement shall be interpreted as limiting the power of Seller or Purchaser or any of their Affiliates to amend or terminate any particular employee benefit plan, program, agreement or policy or to amend the terms of employment or compensation of any Transferring Employee or to terminate the employment of any Transferring Employee at any time and for any reason.
6.17    Resolution of Seller Responsibility Suspense Amounts and Purchaser Responsibility Suspense Amounts.
(a)Schedule 6.17 lists, as of the date set forth on Schedule 6.17, the Seller Responsibility Suspense Amounts.
(b)From and after the Closing Date, Purchaser shall promptly notify Seller of any resolution or release of Purchaser Responsibility Suspense Amounts that relates to Seller Responsibility Suspense Amounts and shall provide Seller such information reasonably requested by Seller relating to such resolution or release so that Seller can resolve or release its related Seller Responsibility Suspense Amounts. Without limitation of Purchaser’s right to indemnification under Article 11 with respect to clause (l) of the definition of “Retained Obligations,” Purchaser shall, to the extent reasonably requested by Seller, cooperate with Seller in connection with such resolution or release of Seller Responsibility Suspense Amounts.
(c)From and after the Closing Date, Seller shall promptly notify Purchaser of any resolution or release of Seller Responsibility Suspense Amounts that relates to Purchaser Responsibility Suspense Amounts and shall provide Purchaser such information reasonably requested by Purchaser relating to such resolution or release so that Purchaser can resolve or release its related Purchaser Responsibility Suspense Amounts. Without limitation of Seller’s right to indemnification under Section 11.2(a)(i) with respect to Section 11.1(b), Seller shall, to the extent reasonably requested by Purchaser, cooperate with Purchaser in connection with such resolution or release of Purchaser Responsibility Suspense Amounts.
ARTICLE 7
CONDITIONS TO CLOSING
7.1    Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Seller, waiver, in writing, on or prior to Closing of each of the following conditions:
(a)The representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date);
(b)Purchaser shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality), all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;
(c)On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or its Affiliates) shall be pending or threatened in writing before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover Damages from Seller or any Affiliate of Seller resulting therefrom;
(d)The amount of any downward adjustments to the Purchase Price made pursuant to Section 2.3(a) at Closing shall be less than or equal to fifteen percent (15%) of the Unadjusted Purchase Price; and
(e)Purchaser shall have delivered or be prepared to deliver all of the deliverables Purchaser is required to deliver pursuant to Section 8.3.
7.2    Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Purchaser, waiver, in writing, on or prior to Closing of each of the following conditions:
(a)The representations and warranties of Seller set forth in (i) Sections 4.1, 4.10 and 4.11 (each of the foregoing, the “Fundamental Representations”) shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality or material adverse effect) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date), and (ii) Article 4 other than the Fundamental Representations shall be true and correct in all respects (without regard to whether such representation or warranty is qualified by materiality or Material Adverse Effect) on the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date), except, in the case of clause (ii), for the failures, if any, of any such representations and warranties to be true and correct as would not, individually or in the aggregate, result in a Material Adverse Effect.
(b)Seller shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or Material Adverse Effect), all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
(c)On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending or threatened in writing before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial Damages from Purchaser or any Affiliate of Purchaser resulting therefrom;
(d)The amount of any downward adjustments to the Purchase Price made pursuant to Section 2.3(a) at Closing shall be less than or equal to fifteen percent (15%) of the Unadjusted Purchase Price; and
(e)Seller shall have delivered or be prepared to deliver all of the deliverables Seller is required to deliver pursuant to Section 8.2.
ARTICLE 8
CLOSING
8.1    Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller located at 1401 Enclave Parkway, Suite 600, Houston, Texas 77077 or One Briarlake Plaza, 2000 W. Sam Houston Parkway S., Suite 200, Houston, Texas 77042 (and Seller shall specify which office location at least two (2) Business Days prior to Closing) at 10:00 a.m., Houston, Texas time (or such other time and place as agreed to by Seller and Purchaser, including by remote electronic Closing), on June 12, 2019 (the “Target Closing Date”), or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived in writing by the applicable Party, as soon thereafter as such conditions have been satisfied or waived in writing by the applicable Party, subject to the provisions of Article 10. The date on which the Closing occurs is referred to herein as the “Closing Date.”
8.2    Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser, the following:
(a)Counterparts of the Assignment and Bill of Sale, duly executed and acknowledged by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
(b)Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed and acknowledged by Seller, in sufficient duplicate originals to allow recording and filing in all appropriate offices;
(c)A certificate of non-foreign status of Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) and substantially in the form of Exhibit C;
(d)Letters-in-lieu of transfer or division orders executed by Seller to reflect the transaction contemplated hereby, which letters shall be on forms prepared by Purchaser and reasonably satisfactory to Seller;
(e)A certificate from Seller, substantially in the form of Exhibit D duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying on behalf of Seller that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled with respect to Seller and the Assets;
(f)Where notices of approval, consent, or waiver are received by Seller pursuant to a filing or application under Section 6.6, copies of such notices;
(g)Any other forms required by any Governmental Authority relating to the assignments of the Assets;
(h)Releases and terminations (including UCC-3 termination statements) of any mortgages, deeds of trust, assignments of production, financing statements, and fixture filings with respect to existing indebtedness of Seller or its Affiliates burdening the Assets, which releases and terminations shall be in form and substance reasonably satisfactory to Purchaser;
(i)If necessary pursuant to Section 3.8(e), Seller shall each execute and deliver to Defect Escrow Agent the Defect Escrow Agreement;
(j)Appropriate change of operator forms (including Texas Railroad Commission Form P-4s) for the Assets operated by Seller or its Affiliates, designating Purchaser as operator of such Assets, duly executed by Seller or its applicable Affiliate; and
(k)All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.
8.3    Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:
(a)A wire transfer of the Closing Payment in same-day funds to an account specified by Seller;
(b)Counterparts of the Assignment and Bill of Sale, duly executed and acknowledged by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
(c)Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed and acknowledged by Purchaser, in sufficient duplicate originals to allow recording and filing in all appropriate offices;
(d)A certificate from Purchaser substantially in the form of Exhibit E duly executed by an authorized officer of Purchaser, dated as of the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;
(e)Where notices of approval, consent, or waiver are received by Purchaser pursuant to a filing or application under Section 6.6, copies of such notices;
(f)Evidence of replacement of all Credit Support to the extent required pursuant to Section 6.6(b);
(g)Any other forms required by any Governmental Authority relating to the assignments of the Assets;
(h)If necessary pursuant to Section 3.8(e), (i) Purchaser shall each execute and deliver to Defect Escrow Agent the Defect Escrow Agreement and (ii) Purchaser shall deposit the Defect Escrow Amount into the Defect Escrow Account;
(i)Appropriate change of operator forms (including Texas Railroad Commission Form P-4s) for the Assets operated by Seller or its Affiliates, designating Purchaser as operator of such Assets, duly executed by Purchaser or its applicable Affiliate; and
(j)All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller (including the items required by Section 7.4 of the JDA).
8.4    Closing Payment and Post-Closing Purchase Price Adjustments.
(a)Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon information reasonably available to Seller, a preliminary settlement statement setting forth (i) Seller’s good faith estimate of the Purchase Price for the Assets after giving effect to all adjustments set forth in Section 2.3 and (ii) wiring instructions for the Closing Payment. Seller shall supply to Purchaser reasonable documentation in the possession of Seller or its Affiliates reasonably necessary to support the items for which adjustments are proposed or made in the preliminary settlement statement delivered by Seller, and a brief explanation of any such adjustments and the reasons therefor. For a period of two (2) Business Days after receipt from Seller of its preliminary settlement statement, Purchaser will have the right, but not the obligation to review and discuss the preliminary settlement statement and deliver to Seller a written report containing any proposed changes to the preliminary settlement statement, if any, together with a brief explanation of such changes. The preliminary settlement statement, as agreed by the Parties, will be used to adjust the Purchase Price at Closing, provided, however, that if the Parties cannot agree on all adjustments set forth in the preliminary settlement statement prior to the Closing, then any such unagreed adjustments as set forth in the preliminary settlement statement presented by Seller will be used to adjust the Purchase Price at Closing provided, further, that amounts in the preliminary settlement statement with respect to Title Defect Amounts, Environmental Defect Amounts and Title Benefit Amounts shall be determined in accordance with Article 3. The estimate determined in accordance with this Section 8.4(a), less the Deposit and the Defect Escrow Amount as determined pursuant to Section 3.8(e) (if any), shall constitute the dollar amount to be payable by Purchaser to Seller at the Closing (the “Closing Payment”).
(b)As soon as reasonably practicable after the Closing but not later than the ninetieth (90th) day following the Closing Date, Seller shall prepare and deliver to Purchaser a draft statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment under Section 2.3, based on the most recent actual figures available for each adjustment. Seller shall supply to Purchaser reasonable documentation in the possession of Seller or its Affiliates reasonably necessary to support the items for which adjustments are proposed or made in the settlement statement delivered by Seller, and a brief explanation of any such adjustments and the reasons therefor. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such statement from Seller, Purchaser may deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement, which shall include reasonable documentation in the possession of Purchaser or its Affiliates reasonably necessary to support the proposed changes. Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller proposes to be made to such statement as a result of additional information received after the statement was prepared. If Purchaser does not deliver such report to Seller on or before the end of such thirty (30) day period, Purchaser shall be deemed to have agreed with Seller’s statement, and such statement shall become final and binding upon the Parties, without limiting payments made pursuant to Sections 9.1(c) or Purchaser’s right to indemnity under Section 11.2(b)(i) with respect to clause (c) of the definition of Retained Obligations.
(c)The Parties shall undertake to agree on the final statement of the Purchase Price no later than forty-five (45) days after delivery of Seller’s statement. In the event that the Parties cannot reach agreement within such period of time, either Party may propose to the other Party that the Parties refer the items of adjustment which are in dispute to the Houston, Texas office of a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Arbitrator”), for review and final determination by arbitration and thereafter the Parties shall promptly submit such items of adjustment which are in dispute to the Accounting Arbitrator. If Purchaser and Seller have not agreed upon a mutually acceptable Person to serve as the Accounting Arbitrator within ten (10) Business Days of a Party proposing that the disputed items of adjustment be referred to the Accounting Arbitrator, the Parties shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association (or in the event that there is no such office in Houston, Texas at such time, to any other office of the American Arbitration Association) to choose the Accounting Arbitrator. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.4(c). The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal, without limiting payments made pursuant to Sections 9.1(c) or Purchaser’s right to indemnity under Section 11.2(b)(i) with respect to clause (c) of the definition of Retained Obligations. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article 2 and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section 8.4(c)) or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal and accounting fees and other costs of presenting its case to the Accounting Arbitrator. Seller shall bear one‑half and Purchaser shall bear one‑half of the costs and expenses of the Accounting Arbitrator. Within ten (10) days after the earlier of (i) the expiration of Purchaser’s thirty (30) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Purchase Price, (x) Purchaser shall pay to Seller the amount by which the Purchase Price (less the Deposit and the Defect Escrow Amount) exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Purchase Price (less the Deposit and the Defect Escrow Amount), as applicable.
(d)Purchaser shall use reasonable efforts to assist Seller in preparation of the final statement of the Purchase Price under Section 8.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Seller to facilitate such process post-Closing.
(e)All payments made or to be made under this Agreement to a Party shall be made by electronic transfer of immediately available funds to a bank account as may be specified by such Party in writing.
ARTICLE 9
TAX MATTERS
9.1    Allocation of Asset Taxes.
(a)Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Purchaser shall bear and be allocated all Asset Taxes attributable to (A) any Tax period beginning on or after the Effective Time and (B) the portion of any Straddle Period beginning at the Effective Time.
(b)For purposes of determining the allocations described in Section 9.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred; provided that, if Purchaser becomes entitled, pursuant to Section 2.4(a), to any amounts earned from the sale of Hydrocarbons prior to the Effective Time, which amounts are received after the Cut-Off Date, Purchaser shall be allocated all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.
(c)
(i)Subject to Section 9.1(c)(ii), Purchaser shall pay (or cause to be paid) prior to delinquency, all Asset Taxes that become due after the Closing Date. With respect to any such Asset Taxes that are attributable to any Tax period beginning before the Effective Time, Purchaser shall send to Seller a statement that allocates each such Asset Tax pursuant to Section 9.1 based upon the amount of such Asset Tax actually invoiced and paid to the applicable Governmental Authority by Purchaser. Such statement shall be accompanied by proof of Purchaser’s actual payment of each such Asset Tax. Within ten (10) Business Days of receipt of each such statement and proof of payment, Seller shall reimburse Purchaser for Seller’s allocated portion of each such Asset Tax, less any amounts reflected as a reduction in the Purchase Price attributable to such Asset Tax pursuant to Section 2.3(g)(ii) (as reflected on the settlement statement as finally determined pursuant to Section 8.4(b) or Section 8.4(c), as applicable).
(ii)Notwithstanding Section 9.1(c)(i), Seller shall be responsible for paying (or causing to be paid) prior to delinquency (i) any severance Asset Taxes through the production month in which the Closing occurs and (ii) sales or use Asset Taxes attributable to any Tax period (or portion thereof) ending on or prior to the Closing Date, in each case, that become due after the Closing Date, and the preparation and timely filing of any Tax Return relating to such Asset Taxes. Seller shall provide Purchaser with copies of any such Tax Returns and proof of payment of such Asset Taxes.
(iii)The Parties agree that (A) this Section 9.1(c) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (B) nothing in this Section 9.1(c) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by a Party of its obligations under this Section 9.1(c), which shall be borne by such Party).
9.2    Transfer Taxes. To the extent that any sales, purchase, transfer, stamp, documentary stamp, registration, use or similar Taxes are payable by reason of the sale of the Assets under this Agreement (“Transfer Taxes”), such Transfer Taxes shall be borne and timely paid one-half by Purchaser and one-half by Seller. Purchaser and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
9.3    Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.
9.4    1031 Like-Kind Exchange Cooperation. Seller and Purchaser agree that either or both of Seller and Purchaser may elect to treat the acquisition or sale of all or a portion of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided that Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Purchaser shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation title holder shall have taken all steps necessary to own the Assets (or the applicable portion of the Assets) under applicable Law. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement for purposes of an Exchange nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of their respective liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of all or a portion of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all Damages and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.
9.5    Allocation of Purchase Price. Purchaser and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the final statement of the Purchase Price is finally determined pursuant to Section 8.4 (the “Allocation”).  If Seller and Buyer reach an agreement with respect to the Allocation, (i) Purchaser and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Purchaser and Seller shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Purchaser and Seller shall timely file with the IRS, and neither Seller nor Purchaser shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.
9.6    Tax Proceedings. After the Closing:
(a)Purchaser shall promptly provide Seller with written notice of any inquiries, audits, examinations or proposed adjustments by any Governmental Authority or any other Claim relating to Asset Taxes (“Tax Proceeding”), which relates to any Asset Taxes for any Tax period ending prior to the Effective Time other than a Straddle Period; provided that the failure of Purchaser to give notice of a Tax Proceeding as provided in this Section 9.6(a) shall not relieve Seller of its obligations under Section 6.5, Section 9.4 or Article 11, except to the extent such failure results in insufficient time being available to permit Seller to effectively defend against the Tax Proceeding or otherwise materially prejudices the Seller’s ability to defend against the Tax Proceeding. Seller shall have the sole right to defend any such Tax Proceeding relating to any Tax period ending prior to the Effective Time, but not a Straddle Period, provided that Purchaser shall have the right to participate in any such Tax Proceeding and Seller shall not settle any such Tax Proceeding without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).
(b)The Parties shall promptly provide each other with notice of any Tax Proceeding that relates to any Asset Taxes for any Straddle Period. Purchaser and Seller shall jointly control the conduct of any Tax Proceeding relating to Asset Taxes for a Straddle Period, and neither Purchaser nor Seller shall settle any such Tax Proceeding without the written consent of the other Person (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Seller shall promptly provide Purchaser with written notice of any Tax Proceeding, which relates to any Asset Taxes for any Tax period beginning on or after the Effective Time other than a Straddle Period. Except as provided in Section 9.6(a) and Section 9.6(b), Purchaser shall have the right to control all other Tax Proceedings with respect to Asset Taxes.
ARTICLE 10
TERMINATION
10.1    Termination. This Agreement may be terminated at any time prior to Closing:
(a)by the mutual prior written consent of Seller and Purchaser;
(b)by either Seller or Purchaser if the Closing has not occurred on or before June 28, 2019;
(c)by Seller, at Seller’s option, if any of the conditions set forth in Section 7.1 (other than Sections 7.1(c) or 7.1(d)) have not been satisfied by the Target Closing Date (except for those conditions that by their nature are to be satisfied at the Closing and that would have been capable of being satisfied at the Closing) and, following written notice thereof from Seller to Purchaser specifying the reason such condition is unsatisfied (including any breach by Purchaser of this Agreement), such condition remains unsatisfied for a period of fifteen (15) days after Purchaser’s receipt of written notice thereof from Seller; or
(d)by Purchaser, at Purchaser’s option, if any of the conditions set forth in Section 7.2 (other than Sections 7.2(c) or 7.2(d)) have not been satisfied by the Target Closing Date (except for those conditions that by their nature are to be satisfied at the Closing and that would have been capable of being satisfied at the Closing) and, following written notice thereof from Purchaser to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of fifteen (15) days after Seller’s receipt of written notice thereof from Purchaser; or
(e)by either Seller or Purchaser if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable order;
provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to Sections 10.1(b) or 10.1(d) above if Purchaser is, at such time, in material breach of this Agreement, and provided further that Seller shall not be entitled to terminate this Agreement pursuant to Sections 10.1(b) or 10.1(c) above if Seller is, at such time, in material breach of this Agreement.
10.2    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, subject to the remainder of this Section 10.2 and Section 10.3, this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.2, this Article 10, Sections 3.4(b), 4.10, 4.21, 5.10, 6.3, 6.5, 6.10, 11.3 (as it relates to claims under Section 6.5), 12.1, 12.2, 12.3, 12.5, 12.6, 12.7, 12.8, 12.10, 12.12, 12.13, 12.15, 12.16, and 12.17, all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of all or any portion of the Assets to any Person without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall, subject to the remainder of this Section 10.2, not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing. In the event this Agreement is terminated by Seller under Sections 10.1(b) or 10.1(c), all of the conditions precedent to the obligations of Purchaser set forth in Section 7.2 (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Section 7.2 at Closing) have been met (or waived in writing by Purchaser), and Seller is ready, willing and able to perform its obligations under Section 8.2), then Seller shall be entitled, at its sole and exclusive remedy, to retain the Deposit, free of any claims by Purchaser or any other Person. It is expressly stipulated by the Parties that the actual amount of Damages resulting from any termination of the type set forth in this Section 10.2 would be difficult to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the Parties hereby agree and acknowledge that the amount of the Deposit hereunder (a) represents a reasonable estimate of the minimum amount of Damages that the Seller would suffer as a result of such a termination and (b) represents reasonable consideration for the Seller removing the Assets from the marketplace during the period from the Execution Date until the termination hereof. In the event this Agreement is terminated by Purchaser under Sections 10.1(b) or 10.1(d), all of the conditions precedent to the obligations of Seller set forth in Section 7.1 (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Section 7.1 at Closing) have been met (or waived in writing by Seller), and Purchaser is ready, willing and able to perform its obligations under Section 8.3), then Purchaser shall receive back the Deposit, free of any claims by Seller or any other Person and Purchaser shall be entitled to seek to recover Damages from Seller equal to its actual out‑of‑pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement, provided that any such recovery shall not exceed an amount equal to the Deposit. Notwithstanding anything to the contrary herein, if a Party has failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at, prior to or, if Closing has occurred, after the Closing (including, if applicable, the obligation of Seller to consummate the Closing, but specifically excluding the obligation of Purchaser to consummate the Closing), the other Party may seek specific performance of such covenant or agreement at any time prior to the valid termination of this Agreement without the necessity of posting bond or furnishing other security; provided, however, Seller shall not have the right to specific performance of, or other equitable relief with respect to, the obligation of Purchaser to consummate the Closing. Each Party understands and agrees that the other Party may suffer irreparable damage as a result of it failing to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at, prior to or, if Closing has occurred, after the Closing. Accordingly, each Party waives any right it may have to challenge the enforceability of this Agreement by a decree of specific performance and agrees it will not argue in any proceeding that the requirements for specific performance have not been met, that monetary damages constitute a sufficient remedy or make any other argument in opposition to the specific performance of this Agreement.
10.3    Distribution of Deposit Upon Termination. If this Agreement is terminated for any reason (other than a termination by Seller as permitted pursuant to Sections 10.1(b) or 10.1(c) where Seller is entitled to retain the Deposit as provided in Section 10.2), Seller shall deliver to Purchaser the Deposit, free of any claims by Seller or any other Person with respect thereto.
ARTICLE 11
INDEMNIFICATION; LIMITATIONS
11.1    Assumed Obligations. Without limiting the Purchaser Group’s right to indemnification under this Article 11 or any adjustments to the Purchase Price set forth in Section 2.3, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all of the obligations and liabilities of Seller and its Affiliates, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Time, including the following (collectively, the “Assumed Obligations”):
(a)subject to the adjustments to the Purchase Price set forth in Section 2.3, all obligations and liabilities arising from or in connection with any production, pipeline, storage, processing, or other imbalance attributable to Hydrocarbons produced from the Properties, whether before, on, or after the Effective Time, including obligations to furnish makeup gas in accordance with the terms of applicable gas sales, gathering, or transportation Contracts;
(b)obligations to pay the Purchaser Responsibility Suspense Amounts to the extent such Purchaser Responsibility Suspense Amounts are transferred to Purchaser’s control at the Closing or for which Purchaser otherwise received a downward adjustment to the Purchase Price pursuant to Section 2.3;
(c)obligations for plugging and abandonment of all of the Wells and dismantlement, decommissioning, or abandonment of all structures and Equipment included in the Assets or located on the lands covered by, or described in, the Leases (whether such Leases have terminated or expired) and restoration of the surface covered by the Assets in accordance with applicable Laws (whether or not required to be plugged, abandoned, dismantled, or restored as of the Effective Time, and whether or not the applicable Lease has terminated or expired), including any obligations to assess, remediate, remove, and dispose of NORM, asbestos, mercury, drilling fluids, chemicals, and produced waters and Hydrocarbons;
(d)subject to the terms of Article 3, Section 11.2(b)(iii) and the special warranty of Defensible Title in the Assignment and Bill of Sale, all Damages and obligations arising from, or relating to, Title Defects, deficiencies, or other title matters, whether arising or relating to periods of time before, on, or after the Effective Time;
(e)subject to the terms of Article 3 and Purchaser’s rights pursuant to Section 11.2(b)(iii) and Section 11.2(b)(i), Damages and obligations arising from, or relating to, Environmental Law, Hazardous Substances, Environmental Defects, or other environmental matters, whether arising or relating to periods of time before, on, or after the Effective Time; and
(f)Asset Taxes that are not Seller Taxes.
11.2    Indemnification.
(a)From and after Closing, subject to the terms hereof and notwithstanding any investigation or knowledge of any Person, Purchaser shall indemnify, defend, and hold harmless Seller and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives (the “Seller Group”) from and against all Damages incurred or suffered by Seller Group:
(i)caused by, arising out of, or resulting from, the Assumed Obligations;
(ii)caused by, arising out of, or resulting from, Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement; or
(iii)caused by, arising out of, or resulting from, any breach of any representation or warranty made by Purchaser in this Agreement or in the certificate delivered at Closing pursuant to Section 8.3(d);
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.
(b)From and after Closing, subject to the terms hereof and notwithstanding any investigation or knowledge of any Person, Seller shall indemnify, defend, and hold harmless Purchaser and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives (“Purchaser Group”) from and against all Damages incurred or suffered by Purchaser Group:
(i)caused by or arising out of, or resulting from, the Retained Obligations;
(ii)caused by, arising out of, or resulting from, Seller’s breach of any of Seller’s covenants or agreements contained in this Agreement; or
(iii)caused by, arising out of, or resulting from any breach of any representation or warranty made by Seller in this Agreement, or in the certificate delivered at Closing pursuant to Section 8.2(e);
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.
(c)Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Seller’s and Purchaser’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement (excluding Sections 6.5 and 6.7, which shall also be separately enforceable by Seller and Purchaser, as applicable, pursuant to whatever rights and remedies are available to it outside of this Article 11), and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Sections 8.2(e) and 8.3(d), as applicable, as well as with respect to any matter arising under Environmental Law or relating to hazardous material is set forth in this Article 11 and if no such right of indemnification is expressly provided in this Article 11 then such claims are hereby waived to the fullest extent permitted by Law. Except for the remedies contained in this Article 11, upon Closing each Party releases, remises, and forever discharges the other and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, Damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Party might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s (or any predecessor’s) ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE OIL POLLUTION ACT OF 1990, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE, OR THIRD PARTY, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.
(d)The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Purchase Price.
11.3    Indemnification Actions. Except as provided in this Article 11, all claims for indemnification under Section 6.5, Section 9.4 or Section 11.2 shall be asserted and resolved as follows:
(a)For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11, Section 6.5 or Section 9.4 (including, for the avoidance of doubt, those Persons identified in Section 11.3(g)).
(b)To make a claim for indemnification under Section 6.5, Section 9.4 or this Article 11, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 6.5, Section 9.4 or this Article 11, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached and the basis of such inaccuracy or breach.
(c)In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend and indemnify the Indemnified Person against such Claim under Section 6.5, Section 9.4 or this Article 11, as applicable. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period but prior to the Indemnifying Person admitting (or being deemed to have admitted such obligation pursuant to this Section 11.3(c)) its obligation to provide indemnification with respect to the matter in question, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
(d)If the Indemnifying Person admits its obligation (or is deemed to have admitted its obligation), it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including, subject to the remainder of this Section 11.3(d), any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may, at its own expense, participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(e)If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend, indemnify against, or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof. If the Indemnifying Person has not yet admitted its obligation to defend and indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. Notwithstanding anything to the contrary contained herein, the defense of any Claim that principally involves Asset Taxes shall be governed by Section 9.6.
(f)In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed to be obligated to provide indemnification hereunder.
(g)Any claim for indemnity under Section 6.5, Section 9.4 or this Article 11 by any Affiliate, partner, member, shareholder, owner, officer, director, manager, employee, agent or representative must be brought and administered by the applicable Party to this Agreement that is related to such Person. No Indemnified Person other than Seller and Purchaser shall have any rights against Seller or Purchaser under the terms of Section 6.5, Section 9.4 or this Article 11 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.3(g). Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 11.3 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.3.
11.4    Casualty and Condemnation.
(a)Subject to Seller’s representations, warranties and covenants made pursuant to this Agreement, from and after the Effective Time, if Closing occurs, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of any Equipment due to ordinary wear and tear, in each case, with respect to the Assets.
(b)If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), Purchaser shall, subject to the other terms and conditions of this Agreement, nevertheless be required to close and Seller, at the Closing, shall pay to Purchaser all sums paid to Seller by non-Affiliate third Persons by reason of such Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against non-Affiliate third Persons arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain all rights, title, interests and claims against third Persons who are not Affiliates of Seller for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against such third Persons with respect to any such Casualty Loss.
11.5    Limitation on Actions.
(a)The representations and warranties of Seller in Article 4 (excluding the Fundamental Representations and Sections 4.3 and 4.8) and the corresponding representations, warranties, and affirmations given in the certificates delivered at Closing pursuant to Sections 8.2(e) shall survive the Closing for a period of twelve (12) months and shall thereafter terminate. The Fundamental Representations and the corresponding representations, warranties, and affirmations given in the certificates delivered at Closing pursuant to Section 8.2(e) shall survive the Closing until the expiration of the applicable statute of limitations and shall thereafter terminate. The representations and warranties of Seller in Section 4.3 and the corresponding representations, warranties, and affirmations given in the certificates delivered at Closing pursuant to Section 8.2(e) shall survive the Closing until the expiration of the applicable statute of limitations plus sixty (60) days and shall thereafter terminate. The representations and warranties of Seller in Section 4.8 and the corresponding representations, warranties, and affirmations given in the certificates delivered at Closing pursuant to Section 8.2(e) shall survive the Closing until the Cut-Off Date and shall thereafter terminate. The covenants and agreements of Seller in this Agreement to be performed on or prior to the Closing Date, and the corresponding affirmations given in the certificate delivered at Closing pursuant to Section 8.2(e), shall survive the Closing for a period of twelve (12) months. The covenants and agreements of Seller in this Agreement to be performed after the Closing Date shall survive the Closing until performed. The remainder of this Agreement shall survive the Closing and delivery of the Assignment and Bill of Sale without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration (if applicable), provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.
(b)The indemnities in Section 11.2(b)(i) shall survive the Closing (i) indefinitely with respect to clauses (a), (f), (j) and (l) in the definition of Retained Obligations, (ii) until the Cut-Off Date with respect to clause (b) in the definition of Retained Obligations, (iii) until sixty (60) days after the expiration of the applicable statute of limitations with respect to clause (c) in the definition of Retained Obligations, (iv) for the period of two (2) years with respect to clauses (d), (g) and (i) (in the definition of Retained Obligations, (v) for a period of four (4) years with respect to clauses (e) and (h) in the definition of Retained Obligations, and (vi) until performed with respect to clause (k) of the definition of Retained Obligations and, with respect to each of the indemnities in Section 11.2(b)(i), shall thereafter terminate, except, in each case, as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date in accordance with Section 11.3. Purchaser’s indemnities set forth in Section 11.2(a)(i) relating to the Assumed Obligations shall survive the Closing without time limit.
(c)Seller shall not have any liability for any indemnification under Section 11.2(b)(ii) with respect to breaches of Section 6.4(d) or Section 11.2(b)(iii), except for breaches of the Fundamental Representations and the representations and warranties in Section 4.3 for which the following limitations shall not apply, for an individual matter until and unless the amount of the liability for Damages with respect to which Seller admits (or it is otherwise finally determined) that Seller has an obligation to indemnify Purchaser pursuant to the terms of Section 11.2(b)(ii) or 11.2(b)(iii) (as applicable) exceeds One Hundred Thousand Dollars ($100,000) (the “Individual Indemnity Threshold”). Without limiting the foregoing, Seller shall not have any liability for any indemnification under Section 11.2(b)(ii) with respect to breaches of Section 6.4(d) or Section 11.2(b)(iii), except for breaches of the Fundamental Representations and the representations and warranties in Section 4.3 for which the following limitations shall not apply, until and unless the aggregate amount of the liability for all Damages (i) for which Claim Notices are delivered by Purchaser under Section 11.2(b)(ii) with respect to breaches of Section 6.4(d) and Section 11.2(b)(iii), (ii) with respect to which Seller admits (or it is otherwise finally determined) that Seller has an obligation to indemnify Purchaser pursuant to the terms of under Section 11.2(b)(ii) with respect to breaches of Section 6.4(d) and Section 11.2(b)(iii), and (iii) which exceed the Individual Indemnity Threshold exceeds one and a half percent (1.5%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed one and a half percent (1.5%) of the Unadjusted Purchase Price.
(d)Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser (i) under Section 11.2(b)(ii) with respect to breaches of Section 6.4(d) and Section 11.2(b)(iii), except for breaches of the Fundamental Representations and representations and warranties in Section 4.3, for aggregate Damages in excess of fifteen percent (15%) of the Unadjusted Purchase Price, and (ii) under this Article 11 for aggregate damages in excess of one hundred percent (100%) of the Unadjusted Purchase Price.
(e)The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).
(f)Any Purchaser Group Indemnified Person shall remit to Seller, within five (5) Business Days after receipt, any insurance proceeds or other payment that is received by any member of the Purchaser Group from a third Person and which relates to Damages for which (but only to the extent) such member of the Purchaser Group has been previously indemnified hereunder (minus the reasonable out-of-pocket costs incurred in obtaining such recovery).
(g)Any Seller Group Indemnified Person shall remit to Purchaser, within five (5) Business Days after receipt, any insurance proceeds or other payment that is received by any member of the Seller Group from a third Person and which relates to Damages for which (but only to the extent) such member of the Seller Group has been previously indemnified hereunder (minus the reasonable out-of-pocket costs incurred in obtaining such recovery).
(h)The Indemnified Person shall use commercially reasonable efforts to mitigate or resolve any Damages subject to indemnification under this Article 11.
(i)For purposes of the indemnification obligations in this Article 11, in determining the amount of any Damages in connection with a breach of any representations and warranties contained in this Agreement, any dollar, materiality, material adverse effect or Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.
ARTICLE 12
MISCELLANEOUS
12.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
12.2    Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email) and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

If to Seller:	If prior to July 1, 2019:

Callon Petroleum Operating Company
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
Attention:    Michol Ecklund
Telephone:    (281) 368-7716
Facsimile:    (281) 589-5215
Email:    mecklund@callon.com

If on or after July 1, 2019:

Callon Petroleum Operating Company
One Briarlake Plaza
2000 W. Sam Houston Parkway S.
Suite 2000
Houston, Texas 77042
Attention:    Michol Ecklund
Telephone:    (281) 368-7716
Facsimile:    (281) 589-5215
Email:    mecklund@callon.com

With a copy to (which shall not constitute notice):

Haynes and Boone, LLP
1221 McKinney, Suite 2100
Houston, Texas 77010
Attention:     Kraig Grahmann
Telephone:     (713) 547-2048
Facsimile:     (713) 236-5524
Email:    kraig.grahmann@haynesboone.com

If to Purchaser:	Sequitur Permian, LLC
2050 W. Sam Houston Parkway S.
Suite 1850
Houston, Texas 77042
Attention:    Scott D. Josey
Telephone:    (713) 395-3001
Facsimile:    (713) 395-3099
Email:        sjosey@sequiturenergy.com

Sequitur Permian, LLC
2050 W. Sam Houston Parkway S.
Suite 1850
Houston, Texas 77042
Attention:    Julia Heintz Murray
Telephone:    (713) 395-3011
Facsimile:    (713) 395-3099
Email:        jmurray@sequiturenergy.com

With a copy to (which shall not constitute notice):

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention:    Danielle Mangrum Patterson
Telephone:    (713) 758-3637
Facsimile:    (713) 615-5050
Email:        dpatterson@velaw.com

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
12.3    Expenses. Except as provided in Sections 3.10(c), 6.6, 8.4(c), 10.2 and 11.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the exhibits and schedules hereto and thereto, and all other matters related to the Closing and the transactions related thereto, including all fees and expenses of counsel, accountants, and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
12.4    Records.
(a)As soon as practicable, but in no event later than thirty (30) days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser, at Seller’s sole cost and expense, the original Records (or digital copies of such Records) that are in the possession of Seller or its Affiliates, subject to Section 12.4(b). Seller shall provide Purchaser reasonable access to the Records until such time that Seller has satisfied its obligations under this Section 12.4(a).
(b)Seller may retain a copy of all data room materials for the transactions contemplated by this Agreement along with the originals of those Records (i) relating to Tax and accounting matters, (ii) relating to Properties in which Seller retains any interest, or (iii) which are subject to a legal hold by Seller (until such hold is released) and provide Purchaser, at its request, with copies of such Records other than Records that pertain solely to income Tax matters related to the Assets. Seller may retain copies of any other Records, including geological, geophysical, and similar data and studies. In the event Seller retains any such materials or originals of the Records pursuant to this Section 12.4(b), except (i) as may be required by applicable Law (including as may be required by deposition, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process or Law), or (ii) for information which is or becomes public knowledge through no fault of any member of the Seller Group, Seller and its Affiliates shall maintain, and shall cause their respective officers, directors, employees, contractors, consultants, representatives and other advisors to maintain, all such retained materials or originals of the Records and other matters obtained or generated from or attributable to the forgoing strictly confidential (the “Retained Information”), and shall not disclose all or any portion of the Retained Information to any third Person without the prior written consent of Purchaser, which consent may be withheld in the sole discretion of Purchaser.
(c)Purchaser, for a period of seven (7) years after the Closing shall: (i) retain the Records and (ii) provide Seller and the members of the Seller Group with access to the Records during normal business hours for review and copying at Seller’s sole expense.
12.5    Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.
12.6    Venue; Waiver of Jury Trial. Each Party submits to the exclusive jurisdiction of any United States federal court or Texas state court sitting in Houston, Texas with respect to any dispute, claim, or controversy arising out of, in relation to, or in connection with, this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim (except to the extent a dispute, controversy, or claim arising out of, in relation to, or in connection with, title or environmental matters pursuant to Section 3.10 or the determination of Purchase Price adjustments pursuant to Section 8.4(b) is referred to an expert pursuant to those Sections) will be instituted exclusively in such a court. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT.
12.7    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
12.8    Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of Seller or Purchaser, or their respective Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives or any failure by Seller or Purchaser to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
12.9    Assignment.
(a)Other than as permitted by Section 9.4 or as required by Section 2.6(k)(i), no Party shall assign or otherwise transfer all or any part of this Agreement to any third Person, nor shall any Party delegate any of its rights or duties hereunder to any third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void ab initio; provided, that either Party shall be entitled to assign its rights under Section 2.6 at any time after the Closing pursuant to a sale of all or substantially all of such Party’s assets without the other Party’s consent; provided further, nothing in this Section 12.9 shall require the consent of the other Party in connection with a first Party’s change of control, merger, consolidation or stock sale. Any assignment of this Agreement permitted by this Section 12.9 shall be made subject to the obligations contained in this Agreement and such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
12.10    Entire Agreement. This Agreement, the Confidentiality Agreement and the documents to be executed hereunder and the exhibits and schedules attached hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In entering into this Agreement, neither Party has relied on any statement, representation, warranty, covenant, or agreement of the other Party or its representatives other than those expressly contained in this Agreement. For the avoidance of doubt, this Agreement constitutes a “definitive written agreement” as contemplated by the Confidentiality Agreement and, as such, upon Closing the Confidentiality Agreement shall automatically terminate, effective as of the Closing Date, or if Closing does not occur, the Confidentiality Agreement shall survive in accordance with its terms.
12.11    Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.
12.12    No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 6.5, Section 9.4 and Article 11.
12.13    Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.
12.14    Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
12.15    References. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular include the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any exhibit or schedule means an exhibit or schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement for all purposes; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; and (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term.
12.16    Construction. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof.
12.17    Limitation on Damages. Notwithstanding anything to the contrary contained herein, neither Purchaser nor Seller, nor any of their respective indemnified Persons shall be entitled to exemplary, consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages actually incurred by the indemnified Person pursuant to a claim by a third Person within the scope of the indemnification obligations set forth in this Agreement) and Purchaser and Seller, for themselves and on behalf of their respective indemnified Persons, hereby expressly waive any right to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties).
12.18    Other Sales. Purchaser acknowledges and agrees that in addition to its purchase of the Assets under, and pursuant to, this Agreement, it may also be purchasing from each Tag Rights Seller working interest in oil and gas properties (and associated assets) that are related to the Assets. Purchaser acknowledges and agrees that (a) the representations, warranties, covenants and agreements of Seller in this Agreement and all documents required to be executed and delivered by Seller at Closing are several and not joint with any Tag Rights Seller, (b) the representations, warranties, covenants and agreements of any Tag Rights Seller in any agreement or other document entered into with Purchaser are several and not joint with Seller, (c) Seller shall have not have any liability or obligation under this Agreement or any documents required to be executed and delivered by Seller at Closing or otherwise to Purchaser or the Purchaser Group for any breach of any representation, warranty, covenant or agreement by any Tag Rights Seller under any agreement or other document entered into with Purchaser or for any payment or indemnification obligation of any Tag Rights Seller under any agreement or other document entered into with Purchaser and (d) Purchaser, on behalf of itself and the Purchaser Group, hereby releases, remises and forever discharges Seller and the Seller Group from any and all suits, legal or administrative proceedings, liabilities or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Purchaser or Purchaser Group might now or subsequently have, based on, relating to or arising out of any breach of any representation, warranty, covenant or agreement by any Tag Rights Seller under any agreement or other document entered into with Purchaser or for any payment or indemnification obligation of any Tag Rights Seller under any agreement or other document entered into with Purchaser.
12.19    No Recourse.
(a)Notwithstanding anything that may be expressed or implied in this Agreement or any other transaction document entered into pursuant to this Agreement, and notwithstanding the fact that Purchaser may be a partnership or limited liability company, Seller, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that, except as otherwise expressly provided in this Agreement or any other transaction document entered pursuant to this Agreement, no Persons other than Purchaser or any Person to whom this Agreement is validly assigned pursuant to Section 12.9 (and their respective successors and assigns, collectively, the “Purchaser Recourse Parties”) shall have any obligation hereunder and that Seller has no rights of recovery hereunder against, and no recourse hereunder or under any other transaction document entered into pursuant to this Agreement or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative or employee of Purchaser (or any of the foregoing Persons successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder or member of Purchaser (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof or (iii) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Purchaser or any Person to whom this Agreement is validly assigned pursuant to Section 12.9 (each, but excluding for the avoidance of doubt, the Purchaser Recourse Parties, a “Purchaser Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Purchaser or any Person to whom this Agreement is validly assigned pursuant to Section 12.9 against the Purchaser Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Purchaser Party Affiliate, as such, for any obligations of Purchaser (or any Person to whom this Agreement is validly assigned pursuant to Section 12.9) under this Agreement or the transactions contemplated hereby, under any other transaction document entered into pursuant to this Agreement, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.
(b)Notwithstanding anything that may be expressed or implied in this Agreement or any other transaction document entered into pursuant to this Agreement, and notwithstanding the fact that Seller may be a corporation, partnership or limited liability company (either presently or at a later date), Purchaser, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that, except as otherwise expressly provided in this Agreement or any other transaction document entered into pursuant to this Agreement, no Persons other than Seller (and its successors and assigns, collectively, the “Seller Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any other transaction document entered into pursuant to this Agreement or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative or employee of Seller (or any of the foregoing Persons successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder or member of Seller (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof or (iii) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Seller (each, but excluding for the avoidance of doubt, the Seller Recourse Parties, a “Seller Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Seller against the Seller Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Seller Party Affiliate, as such, for any obligations of Seller under this Agreement or the transactions contemplated hereby, under any other transaction document entered into pursuant to this Agreement, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLER:

CALLON PETROLEUM OPERATING COMPANY

By:_______________________________________________
Name:_____________________________________________
Title:______________________________________________

Signature Page to Purchase and Sale Agreement

PURCHASER:

SEQUITUR PERMIAN, LLC

By:_______________________________________________
Name:_____________________________________________
Title:______________________________________________

Signature Page to Purchase and Sale Agreement